Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

APLD HPC TOPCO 2 LLC

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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Article VI MANAGEMENT		24

6.01	Management	24
6.02	Approved Budget	25
6.03	Actions Requiring Consent of the Macquarie Investor	27
6.04	[***]	27
6.05	[***]	27
6.06	[***]	27
6.07	Officers	27
6.08	Liability of Parties	27
6.09	Indemnification	28
6.10	Confidentiality	29
6.11	Business Opportunities	30
6.12	Macquarie Accepted Opportunity Contributions.	31
6.13	Corporate Services Agreement	34
6.14	Related Party Arrangements	34
6.15	[***]	35
6.16	Leadership Team	35
6.17	Certain Covenants	36
6.18	APLD Pipeline Loan	36

Article VII Restrictions on Transfers.		38

7.01	General Provisions	38
7.02	Permitted Transfers	38
7.03	Conditions to Transfer	38
7.04	Rights of Non-admitted Transferees	40
7.05	Admission of Transferee as Member	40
7.06	Effect of Disposition	41
7.07	Prohibited Transfers	41
7.08	Drag-Along Rights	41
7.09	Tag-Along Rights	45
7.10	[***]	47
7.11	[***]	47
7.12	[***]	47
7.13	[***]	47
7.14	REIT Transfer Requirements	47

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Article VIII WITHDRAWAL		48

8.01	Restrictions on Withdrawal	48
8.02	Withdrawal Payment; Reserves	48
8.03	Withdrawing Member’s Rights	48

Article IX DISSOLUTION, LIQUIDATION, AND TERMINATION		49

9.01	Dissolution	49
9.02	Liquidation	49

Article X ALLOCATION RULES		50

10.01	Special Allocations	50
10.02	Code Section 704(c)	52
10.03	Other Allocation Rules	52
10.04	Intended Tax Treatment	53

Article XI BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS AND INDEMNIFICATION FOR CERTAIN TAX ITEMS		54

11.01	Maintenance of Records	54
11.02	Financial Information; Inspection and Other Rights	54
11.03	Policy and Procedures	56
11.04	Tax Elections; Determinations Not Provided for in Agreement	56
11.05	Partnership Audit Rules	56
11.06	Tax Returns	58
11.07	Corporate Transparency Act	58

Article XII VALUATION		59

12.01	Determination	59

Article XIII GENERAL PROVISIONS		60

13.01	Notices	60
13.02	Interpretation	60
13.03	Governing Law; Jurisdiction; Venue	61
13.04	Dispute Resolution	61
13.05	Binding Agreement	61
13.06	Severability	62
13.07	Entire Agreement	62
13.08	Further Action	62
13.09	Amendment or Modification	62
13.10	Waiver of Jury Trial	62
13.11	Counterparts	63
13.12	Members’ Representations	63
13.13	Specific Performance	65
13.14	Representation; Conflict Waiver	65

-iii-

-iv-

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

APLD HPC TOPCO 2 LLC

This Amended and Restated Limited Liability Company Agreement of APLD HPC TopCo 2 LLC (the “Company”), a limited liability company organized pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “Act”), is entered into as of October 6, 2025 (the “Effective Date”), by and among the Persons (as defined herein) named on the signature pages hereto.

RECITALS

A.	On September 23, 2025 (the “Formation Date”), the Company was formed as a Delaware limited liability company pursuant to the provisions of the Act to conduct such lawful business which limited liability companies may conduct under the Act.

B.	The Company is governed by the Limited Liability Company Agreement of the Company, entered into as of September 23, 2025 (the “Existing LLC Agreement”), by the then sole member of the Company, APLD Holdings 2 LLC, a Delaware limited liability company (“APLD Holdings”) and indirect wholly-owned subsidiary of Applied Digital Corporation, a Nevada corporation (“APLD”).

C.	On the Effective Date, immediately prior to the Investor Initial Contribution (as defined herein), all of the outstanding membership interests in the Company are being reclassified (the “Reclassification”) into Nine Hundred Twenty-Five Thousand (925,000) newly designated Common Units (as defined herein).

D.	On the Effective Date, immediately after the consummation of the Reclassification, pursuant to the Purchase Agreement (as defined herein), MIP HPC Holdings, LLC (f/k/a MIP VI HPC Holdings, LLC), a Delaware limited liability company (the “Investor”) has (i) contributed to the Company One Hundred Twelve Million Five Hundred Thousand Dollars ($112,500,000), in cash, in exchange for the number of newly designated Preferred Units (as defined herein) and newly designated Common Units set forth opposite to the Investor’s name on Exhibit A hereto (the “Investor Initial Contribution”), and (ii) subject to the satisfaction of the conditions set forth in the Purchase Agreement, committed to contribute to the Company an amount up to the ELN Conditional Funding (as defined below).

E.	On the Effective Date, the parties hereto are entering into this Agreement to amend and restate the Existing LLC Agreement to set forth the terms and conditions of the ownership, management and operation of the Company.

F.	The Company is a “member” managed limited liability company in accordance with Section 18-402 of the Act and is managed by the Members.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Capitalized terms used herein have the meanings ascribed to such terms in Exhibit B.

Article II

ORGANIZATION

2.01 Formation. The Company was organized as a Delaware (the “State of Formation”) limited liability company pursuant to the Act by the filing of a certificate of formation with the Secretary of State of the State of Formation on the Formation Date (the “Certificate of Formation”).

2.02 Name. The name of the Company is “APLD HPC TopCo2 LLC” and all Company business shall be conducted under that name or such other names as comply with Applicable Law that the Members may select from time to time.

2.03 Registered Agent; Registered Office. The registered agent of the Company shall be Capitol Services, Inc. and the registered office of the Company in the State of Formation shall be 108 Lakeland Ave., Dover, Delaware 19901 or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by Applicable Law.

2.04 Principal Office; Other Offices. The principal office of the Company shall be at such place as the Members may designate from time to time, which need not be in the State of Formation. The initial principal office of the Company shall be at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219. The Company may change its principal office or have such other offices as the Members may designate from time to time.

2.05 Purpose. The purpose of the Company is to directly or indirectly, through its direct or indirect Subsidiaries: (a) acquire, own, construct, operate, manage and monetize data centers or associated digital infrastructure solution businesses (other than for use in crypto mining or hosting APLD’s owned or leased computing equipment); (b) lease or acquire real property and design, develop and operate thereon data centers to provide digital infrastructure solutions, in each case, including (i) the HPC Segment, which includes the ELN Campus and (ii) subject to the terms of the this Agreement, all of APLD’s and its Subsidiaries’ current data centers and data center land projects for the HPC Segment, including those in North Dakota, South Dakota and Louisiana and any other development or real property assets to the extent related to the HPC Segment, in each case, as may be contributed to the Company or any of its Subsidiaries from time to time in connection with an Accepted Opportunity; (c) own membership, partnership or other interests in its direct and indirect Subsidiaries (“Subsidiary Interests”) and, in connection therewith, sell, assign, transfer, operate, lease, hypothecate, pledge or otherwise deal with such Subsidiary Interests; (d) act as the member, managing member, general partner, partner, manager or stockholder of each direct or indirect Subsidiary of the Company and, in connection therewith, cause each such Subsidiary to assign, transfer, operate, manage, renovate, develop, redevelop, rehabilitate, subdivide, improve, lease, finance, hypothecate, pledge, sell and otherwise deal with assets of such Subsidiaries; and (e) engage in any other activity permitted under Applicable Law including without limitation contracting for necessary or desirable services of professionals, in the case of each of clauses (a) through (e), in accordance with and subject to the terms and conditions of this Agreement, including Section 6.03.

2.06 Term. The Company commenced its existence on the Formation Date, and shall have perpetual existence, unless sooner terminated in accordance with the provisions of this Agreement.

2.07 No State Law Partnership. The Members intend that the Company shall not be a partnership or joint venture, and that no Member shall be a partner or joint venturer of any other Member in connection with this Agreement, for any purpose other than federal, state and local tax purposes, and the provisions of this Agreement shall not be construed otherwise.

2.08 Tax Status.

(a) Subject to Section 2.08(e) or as may result from an Initial Public Offering, the Company shall be operated such that it will be classified as a “partnership” for federal and state income tax purposes, and this Agreement may not be construed to suggest otherwise.

(b) The Members understand that the Macquarie REITs are intended to qualify as REITs. Following the Effective Date and with respect to tax periods through the close of the calendar year in which no Macquarie REIT remains as a direct or indirect Member, the Company, subject to the limitations described in Section 2.08(d), shall use commercially reasonable efforts to operate in such a manner that, were the Company treated for federal income tax purposes as a corporation that otherwise satisfied the requirements for REIT qualification: (i) the Company’s gross income would satisfy the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, (ii) the Company’s assets would satisfy the requirements of Section 856(c)(4) of the Code, (iii) the Company would not incur any Tax on prohibited transactions under Section 857(b)(6) of the Code and (iv) the Company would not incur any Tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code.

(c)

(i) The Company will, and will use commercially reasonable efforts to cause each of its Subsidiaries to, provide to the Macquarie Investor such information as is reasonably available to it and is reasonably requested by the Macquarie Investor in connection with assessing the compatibility of the income, assets, operations or activities of the Company and its Subsidiaries with the qualification of the Macquarie REITs as REITs;

(ii) The Macquarie Investor will, and will cause each Macquarie REIT to, provide and use commercially reasonable efforts to cause each of its Subsidiaries or Affiliates to provide to the Company such information as is reasonably available to it and is reasonably requested by the Company in connection with assessing the qualification of the Macquarie REITs as REITs and determining the liabilities of the Macquarie REITs and any entities through which a Macquarie REIT holds a direct or indirect interest in the Company; and

(iii) The Company and its Subsidiaries shall use commercially reasonable efforts not to engage in a disposition of all or substantially all of the assets associated with any Funded Project and shall use commercially reasonable efforts not to engage in any other disposition that, in each case, would reasonably be expected to cause a Macquarie REIT to subject its direct or indirect owners to a distribution described in Section 897(h) of the Code (other than as a result of the disposition of equity interests of any Subsidiary that is treated as a REIT); provided, that a disposition will not be treated as a violation of the requirements of this Section 2.08(c)(iii) so long as such disposition (x) satisfies the requirements of and qualifies under Section 1031 of the Code or Section 1033 of the Code, as applicable or (y) is in compliance with Section 2.08(d)(xi).

(d) The following shall apply in determining whether the Company has complied with its obligations under Sections 2.08(b) and 2.08(c):

(i) the determination of whether any amounts are described in Section 856(d)(2)(B) of the Code or whether any person is an independent contractor within the meaning of Section 856(d)(3) of the Code shall be made only taking into account actual direct ownership of interests by the Company or its Subsidiaries (without attribution to the Company or its Subsidiaries from any person other than the Company and its Subsidiaries); and, for the avoidance of doubt, without regard to the Warrants or any shares issued pursuant to the Warrants;

(ii) what would otherwise be violations of clause (ii) of Section 2.08(b) arising from fluctuations in the relative values of the assets of the Company and its Subsidiaries following the acquisition of such assets or the entering into of a contract for their acquisition shall be disregarded, excluding any fluctuations which, at the relevant time, are known by the Company;

(iii) electricity supply arrangements with respect to the ELN Project and any Accepted Opportunities shall be treated as real estate assets for purposes of Section 856(c)(4), including for periods prior to the entering into or starting date of leases with tenants of such projects;

(iv) generators, switches, transformers, UPS units and chillers shall be treated as real estate assets for purposes of Section 856(c)(4) of the Code following their installation with respect to a project and for so long as they remain so installed;

(v) amounts arising under the ELN Lease (or any work order related thereto), or any other leases (however denominated) or related contractual arrangements, copies of which were provided to the Macquarie Investor in connection with Section 6.11(b), shall not be treated as other than “rents from real property” for purposes of Section 856(d)(2) of the Code as a result of (A) any services provided under such lease or arrangement, (B) any personal property provided under such lease or arrangement or (C) Section 856(d)(2)(A) of the Code; provided that where what was provided was a draft, this clause (v) shall only apply if the final lease or arrangement is substantially similar in substance in relevant respects to the draft;

(vi) no action taken by the Company or any of its Subsidiaries pursuant to a contract provided (or treated as provided) to the Macquarie Investor in connection with diligence on the ELN Project or in connection with Section 6.11(b) shall be treated as resulting in a violation of Section 2.08(b) or Section 2.08(c); provided that (1) this clause (vi) shall only apply if the final contract is substantially similar in relevant respects to the contract provided to the Macquarie Investor and (2) actions taken by the Company or any its Subsidiaries for these purposes shall include ownership of the contracts and any assets (equipment, deposits, prepayments, etc.) held or acquired in connection with the ELN Project or any Accepted Opportunity;

(vii) the Company shall be deemed to have made any elections specific to Taxes (such as an election under Section 856(l)(1) of the Code) that it designates in a written notice to the Macquarie Investor;

(viii) what would otherwise be breaches of Section 2.08(b) or Section 2.08(c) resulting from (1) an action or restructuring undertaken by the Company or any of its Subsidiaries under Section 2.08(e), (2) an action which was approved by or consented to by the Macquarie Investor under Section 6.01 provided that the Company, following consultation in good faith with its tax advisors, provided reasonable notice to the Macquarie Investor of the general material REIT implications actually known to the Company of such action at the time such approval or consent was being sought, (3) an action required by an Approved Budget, provided that the Company, following consultation in good faith with its tax advisors, provided reasonable notice to the Macquarie Investor of the general material REIT implications actually known to the Company of such action at the time such budget was proposed, (4) an action that was consented to by the Macquarie Investor pursuant to Section 6.03 provided that the Company, following consultation in good faith with its tax advisors, provided reasonable notice to the Macquarie Investor of the general material REIT implications actually known to the Company of such action at the time consent to such action was sought, (5) an action taken as a result of an exercise of rights under Section 6.04 or Section 6.05, (6) an action taken following an exercise of Governance-Flip Remedies by the Macquarie Investor, (7) an action taken following exercise of the Forced Sale Remedy and following the Forced Sale Investor coming to have the right to appoint the majority of Members of the Special Sale Committee, (8) the ownership or deemed ownership for federal income tax purposes, prior to January 1, 2027, by the Company or any of its Subsidiaries of any purchase orders, deposits, prepayments or other property in connection with the development or construction of the ELN Project or any Accepted Opportunity or (9) the exercise by the Forced Sale Investor of its right pursuant to Section 7.11(f) to cause APLD Holdings to transfer APLD Pipeline Assets to the Company or its Subsidiaries or directly to a Third Party Purchaser (including any such failure resulting from the actual or deemed ownership of such assets by the Company or its Subsidiaries following the exercise of such right) shall be disregarded;

(ix) if the Company requests to the Macquarie Investor in writing for its view on the characterization of gross income of the Company or any of its Subsidiaries for purposes of Section 856(c)(2) or Section 856(c)(3) of the Code as a result of a transaction or arrangement, or the treatment of an asset for purposes of Section 856(c)(4) of the Code, the Company shall be entitled to rely upon, for purposes of determining the Company’s compliance with Section 2.08(b) and Section 2.08(c), the characterization identified in the Macquarie Investor’s tax advisor’s response;

(x) redetermined rents, redetermined deductions and excess interest under Section 857(b)(7) of the Code arising from an arrangement the terms of which were provided by written notice to the Macquarie Investor and in respect of which the Macquarie Investor did not reasonably request an adjustment to such terms within fifteen (15) calendar days of such written notice, or which reflect such a request, shall be disregarded;

(xi) involuntary dispositions, including condemnations and casualties or other dispositions required pursuant to government orders or entered into as a settlement with a Government Authority, shall not be treated as giving rise to a breach of Section 2.08(c)(iii), provided that the Company shall have used commercially reasonable efforts to avoid causing the Company to recognize gain for federal income tax purposes in respect of a disposition of a United States real property interest (as such term is defined for purposes of Section 897 of the Code), including consulting with the Macquarie Investor with respect to any such dispositions and using good faith efforts to cooperate with the Macquarie Investor and to seek any alternative structure that would not result in the recognition of gain in respect of a disposition of a United States real property interest (as defined for purposes of Section 897 of the Code);

(xii) any treatment of a portion of amounts received or to be received by the Company or any of its Subsidiaries under the ELN Lease or any other lease as other than rents from real property for purposes of Section 856(c) of the Code as a result of the issuance of a Warrant (which term, for purposes of this clause (xii), shall include or any similar issuance of equity or options in connection with any lease with respect to the ELN Project or any Accepted Opportunity) or the vesting of any portion of a Warrant, and the treatment of the Company or any of its Subsidiaries as holding for purposes of Section 856(c) of the Code as a result of the issuance or any vesting of a Warrant any asset other than a “real estate asset” (as such term is defined for purposes of Section 856(c) of the Code) (for instance, a right to deferred purchase price and related interest in respect of the granting of the Warrant), shall be disregarded;

(xiii) any gross income of the Company or any of its Subsidiaries arising from relating from an issuance of Warrants or any similar issuance of equity or options in connection with any lease with respect to the ELN Project or any Accepted Opportunity shall be disregarded;

(xiv) what would otherwise be breaches of Section 2.08(b) that would not have occurred had actions proposed to, but not consented to by, the Macquarie Investor under Schedule I been taken by the Company or any of its Subsidiaries shall be disregarded; and

(xv) what would otherwise be a breach of Section 2.08(b) or Section 2.08(c) as a result of a covenant or other restriction in a note, loan or credit agreement with an institutional lender, to which the Company, or a direct or indirect wholly-owned subsidiary of the Company is a party preventing the taking of actions that would avoid such breach, shall be disregarded; provided, however, that (I) the Company shall use commercially reasonable efforts to obtain a waiver of the relevant applicable restriction or otherwise obtain consent to the taking of the relevant actions and (II) the Company shall notify Investor of the issue prior to the breach and shall reasonably consult in good faith with the Investor regarding the issue.

(e) If the Macquarie Investor requests to the Company in writing that there be a restructuring of or a particular action taken with respect to any of the Company’s Subsidiaries or assets, income, operations or activities of the Company or any of its Subsidiaries (including with respect to any leases), and such request reasonably relates to the qualification of a Macquarie REIT as a REIT, including in respect of any matter described in Section 2.08(d), the Company shall take commercially reasonable efforts to effectuate such restructuring or action, with any incremental out-of-pocket costs or expenses associated with such restructuring or action borne by the Macquarie Investor.

(f) The provisions of Sections 2.08(b) and 2.08(c) are solely for the benefit of the Macquarie Investor, the Macquarie REITs and (solely in respect of their direct or indirect interests in the Macquarie REITs) Persons directly or indirectly holding interests in the Macquarie REITs, but (i) there shall be no liability hereunder to Persons holding a direct or indirect interest in a Macquarie REIT in connection with the REIT qualification or failure to qualify as a REIT of any Person holding a direct or indirect interest in a Macquarie REIT and (ii) there shall be no liability hereunder in respect of the treatment as a REIT of any Person holding an interest in the Macquarie Investor other than a Macquarie REIT. The Macquarie Investor shall, and shall cause the Macquarie REITs to, use commercially reasonable efforts to mitigate any damages that may arise as a result of a breach of Section 2.08(b) or Section 2.08(c). No Member (or any direct or indirect owner of an interest in a Member) shall have any liability to any Person as a result of a breach of Section 2.08(b) or Section 2.08(c)(iii). The Company shall not be liable for any losses incurred by the Macquarie Investor or any Macquarie REIT resulting from the failure of the Company or any of its Subsidiaries to comply with the requirements of Section 2.08(b) or Section 2.08(c) (taking into account the application of Section 2.08(d)) as a result of external circumstances outside of the Company’s or such Subsidiary’s control, provided the Company or such Subsidiary shall have used commercially reasonable efforts to comply with such obligations under Section 2.08(b) and Section 2.08(c).

2.09 Liability to Third Parties. No Member shall be liable for the debts, obligations, or liabilities of the Company, except to the extent required under the Act with respect to amounts distributed to the Member at a time when the Company was not Solvent or was rendered insolvent by virtue of the distribution.

2.10 Amendment and Restatement. This Agreement amends, restates and supersedes, in its entirety, the Existing LLC Agreement, and the Existing LLC Agreement is hereby terminated.

Article III

MEMBERS; MEMBERSHIP INTERESTS; CAPITAL

CONTRIBUTIONS; CAPITAL ACCOUNTS; REVALUATIONS

3.01 Members and Capital Contributions. The Members, each of which has executed this Agreement, the address of each Member and the Membership Interests, including the number and class of Units, as applicable, owned by each Member after giving effect to the Reclassification and the Investor Initial Contribution, are as set forth on Exhibit A. The Capital Contributions attributable to each Member in respect of such Member’s Units, if any, are as set forth in the books and records of the Company. Exhibit A shall be revised from time to time by the Members following (a) any issuance, Transfer, repurchase, redemption or cancellation of Units or other Membership Interests to reflect such issuance, Transfer, exchange, repurchase, redemption or cancellation (or deemed redemption or cancellation), (b) the conversion of any Units, to the extent any convertible Units are issued pursuant to Section 3.02(a) or (c) a change of address of a Member, except that Exhibit A will not be revised if any of the actions described in clauses (a)-(b) above was taken in breach of the terms of this Agreement. Changes to Exhibit A made in accordance with this Agreement shall not be deemed amendments or waivers of this Agreement.

3.02 Membership Interest.

(a) Issuance and Creation of Membership Interests. Subject to the terms of this Agreement, the Company is authorized to issue Membership Interests designated as “Units” which shall constitute limited liability company interests under the Act. The Units initially shall consist of two (2) classes, “Preferred Units” and “Common Units,” each of which shall have the rights, preferences, privileges, limitations, restrictions and/or obligations as set forth herein. The total number of Units of any class that may be issued hereunder shall not be limited, and the references to Units shall be deemed to include fractional Units. Subject to the terms of this Agreement, including Section 6.03, the Members are authorized to create and issue new Units or other Securities, which may have rights, preferences, privileges, limitations, restrictions and/or obligations that are junior to, pari passu with or senior to any other class or series of Units or other Securities. To the fullest extent permitted by the Act, but subject to the terms of this Agreement, including Section 6.03, the Company may issue Units or other Securities from time to time in one or more classes, or one or more series of such classes, which classes or series (or the holders thereof) shall have, subject to the provisions of Applicable Law, such rights, preferences, privileges, limitations, restrictions and/or obligations as shall be fixed by the Members, including with respect to: (i) the allocation of items of profit or loss to each class or series; (ii) the right of each class or series to share in distributions; (iii) maintaining separate and distinct records for each class or series; (iv) allocating specific assets, liabilities, debts, obligations and expenses to each class or series; (v) the rights of each class or series upon dissolution and liquidation of the Company; (vi) the price at which, and the terms and conditions upon which, each class or series may be redeemed by the Company, if any class or series is so redeemable; (vii) the rate at which, and the terms and conditions upon which, each class or series may be converted into or exercised or exchanged for another class or series of Units or other Securities if any class or series is so convertible, exercisable or exchangeable; (viii) the right of the owners of each class or series to information about the Company, including limitations of the rights in § 18-305 of the Act; and (ix) the right of each class or series to vote on Company matters, including matters relating to the rights, preferences, privileges, limitations, restrictions and/or obligations of such class or series, if any such class or series (or any holders thereof) is granted any voting rights.

(b) Certificates for Units; UCC Opt-In. The Company is hereby authorized (but is not obligated, unless so determined by the Members) to issue certificates representing the ownership of Units in accordance with the Act. Pursuant to the Delaware Uniform Commercial Code Section 8-103(c), all Units shall be considered securities governed by Article 8 of the Delaware Uniform Commercial Code.

3.03 Power of Members; Voting Rights.

(a) Each Common Unit held by a Member shall represent one vote on any matter submitted to the Members who are entitled to vote, subject to Section 6.06(b)(i). Subject to Section 6.03 and Section 6.06(b)(i) and except as may otherwise be required by this Agreement or any non-waivable provision of the Act, the affirmative vote by the Members holding Common Units representing a majority of the votes represented by all of the then outstanding Common Units, voting together as a single class at any meeting of the Members at which a quorum is present, shall be sufficient and required to authorize any action by the Members and shall constitute the action of the Members for all purposes.

(i) The Preferred Units shall be non-voting, and, except where specifically set forth in this Agreement, including Section 6.03, the Preferred Members, solely in their capacities as the holders of Preferred Units, shall have no voting rights whatsoever and no separate class voting rights.

(b) Regular meetings of the Members shall be called by notice to the Members of no less than five (5) Business Days and shall be held not less frequently than four (4) times per calendar year on such days and at such times as shall be determined by the Members; provided, however, that the Members shall establish a regular meeting schedule at the beginning of each calendar year. At all meetings of the Members, business shall be transacted in such order as shall from time to time be determined by the Members. Any Member may call a special meeting of the Members for any purpose or purposes, unless otherwise prohibited by Applicable Law; provided that the Macquarie Investor’s right to call any special meeting shall be limited to six (6) special meetings per calendar year, other than special meetings called (i) in connection with an Emergency, (ii) during the pendency of a Trigger Event or (iii) pursuant to Section 6.06(b)(i). Notice of the time and place of, and the business proposed to be transacted at, each special meeting shall be given by the Member calling the meeting, not less than two (2) calendar days prior to the meeting. Notice of any meeting of the Members may be given personally (including by telephone) or by mail or email at the address or email address of the Members shown in the Company’s books and records. Notice shall be effective and deemed to have been delivered (x) if given personally, upon delivery, (y) if given by mail, upon evidence of receipt or (z) if given by email, upon confirmation of delivery. All meetings of the Members shall be held at such place as shall be designated by (1) in the case of a regular meeting, the Members or (2) in the case of a special meeting, the Member calling the meeting, and stated in the notice of the meeting or in a duly executed waiver of the notice thereof. Attendance by a Member at a meeting shall constitute a waiver of notice of such meeting by such Member, except where a Member attends a meeting solely for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Participation at a meeting of the Members may be by means of conference telephone or other similar communication equipment whereby all participants can hear each other. The Company shall ensure that all Members are able to participate virtually to any such meetings of the Members. Participation in a meeting in this manner shall constitute presence in person at the meeting.

(c) Any Member may postpone or reschedule any previously scheduled regular meeting of the Members, but not more than twice with respect to any given previously scheduled regular meeting. Any Member who has called a special meeting of the Members, and only the Member who has called such special meeting, may postpone, reschedule or cancel such special meeting. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if the holders of Common Units representing a majority of the votes represented by all of the then outstanding Common Units, which majority shall include both APLD Holdings and the Macquarie Investor, consent thereto in writing. If action is taken by written consent pursuant to the immediately preceding sentence, the Company shall promptly notify all non-consenting Members of such action and send to all Members within twenty-four (24) hours of copies of the executed consent. Such writing or writings shall be filed with the minutes of the proceedings of the Members. Written consent by the Members pursuant to this Section 3.03(c) shall have the same force and effect as a vote of such Members taken at a duly held meeting of the Members and may be stated as such in any document. Except as otherwise provided by Applicable Law or this Agreement, at least one (1) representative of APLD Holdings and Macquarie Investor, present in person or present by means of remote communication in a manner shall constitute a quorum for the conduct of business at any meeting of the Members. If a quorum shall not be present at any meeting of the Members, the Members present shall adjourn the meeting and promptly give notice of when it shall be reconvened, which notice shall include a copy of the notice previously given with respect to such meeting. Notwithstanding the foregoing, if a quorum is not present because a representative of either APLD Holdings or Macquarie Investor did not attend two (2) successive properly noticed meetings (with such meetings scheduled at least two (2) Business Days apart), then the presence of a representative of APLD Holdings or Macquarie Investor shall not be required to constitute a quorum for the transaction of business at the next properly noticed Members’ meeting, whether or not such representative of APLD Holdings or Macquarie Investor, as applicable, is in attendance; provided that, in any event, the decisions taken by the Members shall be subject to Section 6.03. Each Member shall be entitled to have one or more representatives of such Member in a Member’s meeting held pursuant to this Section 3.03(c) so long as each such representative is (i) an employee, officer, director or operating partner of the Member or its Affiliates, or (ii) any Person approved by each other Member (such approval not to be unreasonably withheld, conditioned or delayed); provided that: (A) in the event the Macquarie Investor exercises the Governance-Flip Remedies, and until such time as there is a Trigger Cure, none of the foregoing restrictions and limitations set forth in either of clause (i) or clause (ii) above will apply to the Macquarie Investor; however, without the prior written approval of APLD Holdings, the Macquarie Investor may not designate any Person that is a Restricted Transferee to attend or participate in any meeting of the Members; and (B) at any time or from time to time, any representative of any Member may be prohibited from attending or participating in any meeting of the Members by the Members due to such representative’s Disabling Conduct.

(d) A Member who is present at a meeting of the Members at which action on any Company matter is taken shall be presumed to have concurred in the action taken unless the Member’s dissent or abstention is entered in the minutes of the meeting or unless the Member files a written dissent to the action with the Person acting as the secretary of the meeting before or promptly after the adjournment thereof. The right to dissent shall not apply to a Member who voted in favor of the action.

(e) In the event the Macquarie Investor exercises the Governance-Flip Remedies, and until such time as there is a Trigger Cure, the Common Units held by the Macquarie Investor shall be deemed to automatically represent the majority of the outstanding Common Units of the Company solely with respect to the exercise of all governing rights expressly held by the Common Members under this Agreement, including this Section 3.03.

3.04 Additional Members; Additional Capital Contributions.

(a) Additional Members. No Person shall be admitted to the Company as an additional Member, other than with the approval of the Members or pursuant to Transfers made in compliance with Section 7.05.

(b) Additional Capital Contributions Generally. Except as set forth in this Section 3.04, no Member shall be obligated to make any additional Capital Contributions. Subject to Section 6.03, if a new or existing Member shall make additional Capital Contributions to the Company hereafter, such Capital Contributions may be made only as permitted by the Members or otherwise in accordance with the terms of this Agreement.

(c) Macquarie Accepted Opportunity Contributions. The Macquarie Investor shall have the rights and obligations, as applicable, to make additional Capital Contributions to the Company in connection with each Accepted Opportunity, if any, pursuant to and in accordance with Section 6.11 and Section 6.12.

(d) Macquarie Springing Equity Contributions.

(i) In addition to the Capital Contributions required to be made under Section 3.04(c), the Macquarie Investor shall be required to make additional Capital Contributions (each, a “Macquarie Springing Equity Contribution”) to the Company in the amounts determined pursuant to Exhibit G, in accordance with and subject to this Section 3.04(d), in the following events: (A) if, at any time and from time to time, the Macquarie Investor delivers a Business Opportunity Final Response that designates a Business Opportunity as an Accepted Opportunity (each, an “Accepted Opportunity Trigger Event”); or (B) if Coreweave, Inc. or any other tenant under the ELN Lease qualifies as a Specified Customer for a period of at least twelve (12) consecutive months (the “Specified Customer Trigger Event”). Each Macquarie Springing Equity Contribution shall be funded (x) in the case of an Accepted Opportunity Trigger Event, concurrently with the funding of the Macquarie Accepted Opportunity Contribution with respect to such Accepted Opportunity, or (y) in the case of the Specified Customer Trigger Event, within fifteen (15) Business Days of the delivery by the Company to the Macquarie Investor of notice of the occurrence of the Specified Customer Trigger Event (the “Specified Customer Trigger Event Notice”), in the case of each of clauses (x) and (y), in accordance with and subject to this Section 3.04(d).

(ii) Concurrently with the delivery of any Business Opportunity Final Response indicating that the Macquarie Investor accepts to participate in the applicable Business Opportunity, the Macquarie Investor shall deliver to APLD Holdings its good faith calculation pursuant to Exhibit G of the Macquarie Springing Equity Contributions required to be made in connection therewith, if any. Concurrently with the delivery of any Specified Customer Trigger Event Notice, APLD Holdings shall deliver to the Macquarie Investor its good faith calculation pursuant to Exhibit G of the Macquarie Springing Equity Contributions required to be made by the Macquarie Investor in connection with the Specified Customer Trigger Event.

(iii) As consideration for each Macquarie Springing Equity Contribution, the Company shall issue to the Macquarie Investor (A) a number of additional Preferred Units equal to the quotient of (x) the amount of such Macquarie Springing Equity Contribution, divided by (y) one thousand (1,000) (as adjusted for splits, combinations or other similar changes of or to the outstanding Preferred Units) (the “Macquarie Springing Equity Preferred Units”), and (B) the Corresponding Common Units (together with the Macquarie Springing Equity Preferred Units, the “Macquarie Springing Equity Securities”).

(iv) The obligation of the Macquarie Investor to make any Macquarie Springing Equity Contribution will be subject to the satisfaction, to the Macquarie Investor’s satisfaction, on or prior to the date of the applicable date of the Macquarie Springing Equity Contribution of the following conditions, any of which may be waived in writing by the Macquarie Investor in its sole discretion:

(A) no judgment, writ, order, injunction, or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Authority, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority enjoining or preventing the consummation of the applicable Macquarie Springing Equity Contributions;

(B) all regulatory or governmental approvals required to be obtained in connection with the Macquarie Springing Equity Contribution shall have been obtained and any waiting period applicable thereto shall have elapsed;

(C) as of the date of the Macquarie Springing Equity Contribution, the ELN Lease shall be in full force and effect, and there shall not have occurred and be continuing any material breach or default thereunder by any party thereto;

(D) as of the date of the Macquarie Springing Equity Contribution, neither the Company nor any of its Subsidiaries shall be in material default with respect to any Indebtedness;

(E) as of the date of the Macquarie Springing Equity Contribution, no Trigger Event or Step-in Event shall have occurred and be outstanding;

(F) the Company and its Subsidiaries shall be Solvent at the time of the Macquarie Springing Equity Contribution (provided, that for purposes of this Section 3.04(d)(iv)(F), such Solvency is determined on a pro forma basis for and assuming the funding of the Macquarie Springing Equity Contribution);

(G) the funding of the Macquarie Springing Equity Contribution would not violate Applicable Law;

(H) all the Preferred Units and Corresponding Common Units issued in connection with such Macquarie Springing Equity Contribution shall be free and clear of all Encumbrances (other than those arising pursuant to applicable securities Laws and Encumbrances arising out of this Agreement);

(I) the Company shall have delivered to the Macquarie Investor a certificate, executed on behalf of the Company by an officer of the Company, dated one (1) Business Day prior to the date of the date of the Macquarie Springing Equity Contribution, certifying, in their capacity as such officer, to the fulfillment of all of the conditions specified above; and

(J) the Company shall have delivered to the Macquarie Investor a certificate, executed by an officer of APLD Holdings, dated one (1) Business Day prior to the date of the Macquarie Springing Equity Contribution, certifying, in their capacity as such officer, to the fulfillment of all of the conditions specified in clause (C) (solely as such representation and warranty relates to itself) of this Section 3.04(d)(iv).

Notwithstanding anything contained in this Agreement to the contrary, including Section 13.04, with respect to any and all disputes whatsoever arising out of or otherwise relating to this Section 3.04(d)(iv), including, with respect to whether any of the conditions set forth in this Section 3.04(d)(iv) have been satisfied in full or otherwise with respect to the interpretation of this 3.04(d)(iv), shall be settled in accordance with Section 6.06(e), mutatis mutandis, without giving effect to the last sentence thereof.

(v) The Company’s obligation to sell and issue Macquarie Springing Equity Securities to the Macquarie Investor on the applicable date set forth in this Section 3.04(d) is subject to the fulfillment to the Company’s reasonable satisfaction on or prior to such date of the following conditions, any of which may be waived in writing by the Company in accordance with this Agreement:

(A) the Macquarie Investor shall have delivered to the Company the applicable Macquarie Springing Equity Contribution pursuant to wire instructions provided by the Company on or prior to the date of the applicable date Macquarie Springing Equity Contribution; and

(B) no judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Authority, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority enjoining or preventing the sale or issuance of the Macquarie Springing Equity Securities in accordance with this Agreement.

(vi) The Macquarie Investor shall no longer have the obligation to make any Macquarie Springing Equity Contribution upon the earlier of (i) April 6, 2028, and (ii) the date upon which the Macquarie Investor ELN Equity (as defined in Exhibit G) equals (a) the number of megawatts for Accepted Opportunities in connection with the ELN Lease, multiplied by (b) One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000.00). Notwithstanding anything to the contrary contained herein, in the event that one or more Accepted Opportunity Trigger Events occur prior to the First Additional Closing and/or the Second Additional Closing, the Macquarie Investor shall not be relieved of its obligations under this Section 3.04(d) with respect to such Accepted Opportunity Trigger Events, but such obligations shall be satisfied by a true-up payment at the time of the First Additional Closing or Second Additional Closing, as applicable, in an amount equal to the aggregate amount of Macquarie Springing Equity Contributions that would have been required to be made had such Accepted Opportunity Trigger Events occurred after the First Additional Closing or Second Additional Closing, as applicable.

(vii) Exhibit G contains an illustrative example of the calculation of the Macquarie Springing Equity Contribution, which is included herein for reference purposes only.

(e) APLD Mandatory Capital Contributions.

(i) The Macquarie Investor shall, at any time and from time to time, require APLD Holdings to make additional Capital Contributions as specified in Exhibit D by delivering written notice thereof to APLD Holdings (a “Capital Call Notice”). Notwithstanding anything to the contrary herein, unless otherwise agreed to in writing by APLD Holdings, no Capital Call Notice for any Capital Contribution shall be delivered by the Macquarie Investor unless (x) pursuant to and in accordance with this Section 3.04(e) and Exhibit D; or (y) as otherwise approved by APLD Holdings. Upon receipt of a Capital Call Notice, subject to Section 3.04(e)(iv), APLD Holdings shall make additional Capital Contributions to the Company by wire transfer in immediately available funds in cash in an amount equal to aggregate additional Capital Contributions requested pursuant to the applicable Capital Call Notice (each, a “Mandatory Capital Contribution”) in accordance with the terms of such Capital Call Notice. Notwithstanding anything to the contrary herein, unless otherwise agreed to in writing by APLD Holdings, no Capital Call Notice for any Mandatory Capital Contribution shall be delivered by the Macquarie Investor unless pursuant to and in accordance with this Section 3.04(e) and Exhibit D. Each Capital Call Notice shall specify: (A) the amount of the Mandatory Capital Contribution to be contributed by APLD Holdings; (B) the Company bank account to which such Mandatory Capital Contribution shall be paid; and (C) the date by which such Mandatory Capital Contribution is to be made, which date shall be not less than fifteen (15) Business Days from the date of delivery of such Capital Call Notice (the “Mandatory Capital Contribution Payment Date”). Notwithstanding anything to the contrary in this Agreement, APLD Holdings shall not be issued any additional Common Units (or other Securities) in exchange for any Mandatory Capital Contributions made by it pursuant to this Section 3.04(e).

(ii) If APLD Holdings fails to make a Mandatory Capital Contribution within the time period prescribed for funding such Capital Contribution as set forth in applicable Capital Call Notice (a “Contribution Default” and, the amount that APLD Holdings fails to fund upon the expiration of the applicable time period, a “Defaulted Contribution”) and does not cure such failure within ten (10) Business Days after receipt of written notice from the Macquarie Investor of such failure, then, upon the sixteenth (16th) Business Day after delivery of such written notice, APLD Holdings shall be deemed to be a “Defaulting Member;” provided, however, that in the event the Defaulted Contribution is funded in full by APLD Holdings or the Contribution Default is waived by the Macquarie Investor, in either case, at any time prior to the Macquarie Investor’s funding of the applicable Defaulted Contribution in full in accordance with clause (C) of Section 3.04(e)(iii), APLD Holdings shall automatically, without further action, notice or deed, cease to be deemed a “Defaulting Member” as a result of such Contribution Default.

(iii) Notwithstanding anything to the contrary in this Agreement, until such Contribution Default has been cured by the Defaulting Member, then: (A) the Defaulting Member shall remain fully obligated to make any Defaulted Contributions that such Defaulting Member failed to fund to the Company, (B) the Defaulting Member shall not be entitled to exercise any rights under Section 7.08, (C) the Defaulting Member shall be subject to all such other rights and remedies available at the Applicable Law or in equity as the Company may have against such Defaulting Member, including rights under Section 13.13 and rights and remedies arising from such Defaulting Member’s breach of this Agreement (which remedies shall be exercised by the Macquarie Investor), and (D) if the Macquarie Investor has theretofore fully funded the Macquarie Accepted Opportunity Contribution with respect to the corresponding Accepted Opportunity for which the Defaulting Member has failed to make the relevant Mandatory Capital Contribution, if applicable, the Macquarie Investor shall be entitled to fund the Contribution Default in exchange for Common Units, the issuance of which Common Units shall dilute Defaulting Member’s Applicable Member’s Percentage by one quarter percent (0.25%) per One Million Dollars ($1,000,000) of such funding by the Macquarie Investor (and, for clarity, any such issuance of Common Units to the Macquarie Investor shall not dilute the Macquarie Investor’s then-current holding of Common Units (if any)).

(iv) Notwithstanding anything contained herein to the contrary, the obligation of APLD Holdings to make a Mandatory Capital Contribution pursuant to each Capital Call Notice is subject to the fulfillment, to APLD Holdings’ satisfaction, on or prior to Mandatory Capital Contribution Payment Date, of the following conditions, any of which may be waived in writing by APLD Holdings in its sole discretion:

(A) no judgment, writ, order, injunction, or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Authority, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing the payment of such Mandatory Capital Contribution;

(B) any regulatory or governmental approval shall have been obtained and any waiting period with respect to such Mandatory Capital Contribution shall have elapsed;

(C) as of the payment of such Mandatory Capital Contribution, there shall not have occurred and be continuing any material breach or default by the Macquarie Investor under this Agreement;

(D) the Macquarie Investor shall have delivered to APLD Holdings a Business Opportunity Final Response indicating that the Macquarie Investor has accepted to participate in the applicable Business Opportunity to which such Mandatory Capital Contribution relates; provided that the condition set forth in this Section 3.04(e)(iv)(D) shall only apply with respect to the first Mandatory Capital Contribution relating to any such Business Opportunity following the delivery of the Business Opportunity Final Response;

(E) as of the payment of such Mandatory Capital Contribution, the Specified Lease to which such Mandatory Capital Contribution relates, if any, shall be in full force and effect, and there shall not have occurred and be continuing any material breach or default by the Company or any of its Subsidiaries thereunder; provided that the condition set forth in this Section 3.04(e)(iv)(E) shall only apply if the breach or default has not been caused by any action or omission by APLD Holdings or any of its Affiliates;

(F) as of the payment of such Mandatory Capital Contribution, neither the Company nor any of its Subsidiaries shall be in material default with respect to any Indebtedness; provided that the condition set forth in this Section 3.04(e)(iv)(F) shall only apply (x) to Indebtedness with respect to the Accepted Opportunity or Funded Project to which such Mandatory Capital Contribution relates and (y) if the default has not been caused by any action or omission by APLD Holdings or any of its Affiliates;

(G) as of the payment of such Mandatory Capital Contribution, no Trigger Event or Step-in Event shall have occurred and be outstanding; provided that the condition set forth in this Section 3.04(e)(iv)(G): (x) shall only apply with respect to the Accepted Opportunity or Funded Project to which the Trigger Event or Step-in Event relates; and (y) shall not apply with respect to any (i) Trigger Events under Sections 6.06(a)(i), 6.06(a)(ii), 6.06(a)(iv), 6.06(a)(vii), 6.06(a)(viii), 6.06(a)(ix) or 6.06(a)(x); (ii) Step-in Events under clauses (b), (d), (e), (f), and (g) of the definition of “Step-in Event”; or (iii) Trigger Event or Step-in Event that has been caused by any action or omission of APLD Holdings or any of its Affiliates;

(H) the payment of such Mandatory Capital Contribution would not violate Applicable Law; and

(I) the Company and its Subsidiaries shall be Solvent at the time of payment of the Mandatory Capital Contribution (provided, that for purposes of this Section 3.04(e)(iv)(I), such Solvency is determined on a pro forma basis for and assuming the funding of the Mandatory Capital Contributions) as of immediately prior to the payment of the Mandatory Capital Contribution.

Notwithstanding anything contained in this Agreement to the contrary, including Section 13.04, with respect to any and all disputes whatsoever arising out of or otherwise relating to this Section 3.04(e)(iv), including, with respect to whether any of the conditions set forth in this Section 3.04(e)(iv) have been satisfied in full or otherwise with respect to the interpretation of this Section 3.04(e)(iv), shall be settled in accordance with Section 6.06(e), mutatis mutandis, without giving effect to the last sentence thereof.

(f) Equity Preemptive Rights.

(i) If at any time or times after the Effective Date, and subject to Section 6.03, (x) the Members authorize the issuance or sale to any Person or Persons of any Securities of the Company other than pursuant to any Exempted Securities Issuance, or (y) solely in the case of an Emergency where the Members have failed to (1) authorize the issuance or sale of Securities pursuant to clause (x) of this Section 3.04(f)(i) or pursuant to Section 3.04(f)(vi) or (2) make a Specified Funding with respect to such Emergency in accordance with Section 3.05, in the case of each of clauses (1) and (2), within five (5) Business Days after delivery by the holders of a majority of the then outstanding Preferred Units of written notice of its intent to exercise its rights under this clause (y), the holders of a majority of the then outstanding Preferred Units authorize the issuance or sale to any Person or Persons of any Securities of the Company other than pursuant to any Exempted Securities Issuance (in the case of each of clauses (x) and (y), each a “New Offering”), the Company shall offer to issue or sell to each Common Member (collectively, the “Preemptive Rights Holders” and individually, a “Preemptive Rights Holder”), such Securities pro rata to the Applicable Member’s Capital Contribution Percentage, by delivering a written notice (a “Preemptive Rights Notice”) to each Preemptive Rights Holder describing in reasonable detail (1) the Securities being offered, (2) the price per Security, which, unless otherwise agreed to in writing by the Macquarie Investor, shall not be less than the FMV Unit Price of such Security, (3) other terms and conditions of the sale, (4) the Applicable Member’s Capital Contribution Percentage of such Preemptive Rights Holder, subject to the oversubscription rights in Section 3.04(f)(iii) below, and (5) the date by which such New Offering is to be completed, which in no event may be earlier than twenty (20) calendar days following the delivery of the Preemptive Rights Notice. Each Preemptive Rights Holder shall have the right to assign or transfer its right to purchase Securities in connection with a New Offering pursuant to this Section 3.04(f) to its Permitted Transferees (and any reference to a Preemptive Rights Holders herein shall include any such Permitted Transferee to which such right to purchase Securities is assigned or transferred).

(ii) Each Preemptive Rights Holder may elect to purchase Securities up to its Applicable Member’s Capital Contribution Percentage of the Securities being issued or sold by the Company, by delivering, within fifteen (15) calendar days after receipt of a Preemptive Rights Notice from the Company (the “Preemptive Election Period”), a written notice (a “Preemptive Election Notice”) to the Company stating such Preemptive Rights Holder’s election hereunder, together with an unconditional and irrevocable commitment to participate at the price and terms specified (subject to adherence with the provisions of this Section 3.04(f)), subject to the oversubscription rights in Section 3.04(f)(iii) below. If any Preemptive Rights Holder fails for any reason to deliver a Preemptive Election Notice to the Company within the Preemptive Election Period, such Preemptive Rights Holder shall be deemed to have waived any and all of its rights under this Section 3.04(f) in respect of the issuance of the Securities described in the applicable Preemptive Rights Notice.

(iii) In any New Offering, each of the Preemptive Rights Holders who has accepted the offer to purchase all, but not less than all, of such Preemptive Rights Holder’s Applicable Member’s Capital Contribution Percentage of the Securities being issued or sold by the Company pursuant to this Section 3.04(f) (each, a “Participating Member”) shall have a right of oversubscription, pro rata to such Participating Member’s Applicable Member’s Capital Contribution Percentage (to be determined excluding, from clause (y) of the definition thereof, the Capital Contributions of all non-Participating Members) such that if any Preemptive Rights Holder declines to purchase all of such Preemptive Rights Holder’s Applicable Member’s Capital Contribution Percentage of such Securities, such Participating Member shall have the right to purchase all or a portion of its Applicable Member’s Capital Contribution Percentage of the balance of the Securities which the Preemptive Rights Holders did not elect to purchase pursuant to Section 3.04(f)(ii). Such right of oversubscription may be exercised by the Participating Members by irrevocably accepting the offer of the Securities pursuant to Section 3.04(f)(i) as to more than its Applicable Member’s Capital Contribution Percentage in its Preemptive Election Notice.

(iv) Each Preemptive Rights Holder shall be entitled to purchase the Securities being issued or sold by the Company at the same price and on other economic terms no less favorable to the Company in the aggregate than the terms on which such Securities are proposed to be issued or sold by the Company at such time; provided, that if the Security being offered under such New Offering is an investment unit comprised of two (2) or more different types of Securities, the exercise of any preemptive rights by the Preemptive Rights Holder shall encompass all Securities of the Company as set forth in the Preemptive Rights Notice, and such Preemptive Rights Holder shall, in order to exercise its rights pursuant to this Section 3.04(f), also be required to purchase such other Securities of the same type (at the same price and on the same other economic terms and conditions and in the same relative amounts) that is being offered under such New Offering; provided, further, that such Preemptive Rights Holder shall, subject to Section 3.04(f)(vi), consummate the purchase of such other Securities at the same time and place as the issuance to the proposed purchaser(s), provided that such time may be extended as required for any regulatory or governmental approval or waiting period. If any Preemptive Rights Holder participates in such purchase, such Preemptive Rights Holder shall also be obligated to execute agreements in the form presented to it by the Company, so long as such agreements are substantially similar to those to be executed by the proposed purchaser(s) of the Securities. Except to the extent otherwise permitted by the Members, the purchase price for all Securities offered to each Preemptive Rights Holder shall be payable in cash by wire transfer of immediately available funds to an account designated by the Company.

(v) If (a) the closing of the sale of the Securities in any New Offering has not occurred within ninety (90) days of the expiration of the Preemptive Election Period, subject only to extensions required for any regulatory or governmental approval or waiting period (the “Preemptive Closing Period”), or (b) all Preemptive Rights Holders having elected not to purchase in such New Offering, the Company shall be entitled, during the ninety (90) day period following the earlier of (x) expiration of the Preemptive Closing Period (as extended pursuant to this Section 3.04(f)(v)) or (y) the date on which all Preemptive Rights Holders have elected not to purchase in such New Offering, to sell the Securities described in the Preemptive Rights Notice which the Preemptive Rights Holders have not elected to purchase, to one or more Persons, on such terms as determined by the Members, but in any case, on terms no less favorable than those offered to the Preemptive Rights Holders pursuant to this Section 3.04(f). Any Securities offered or sold by the Company after the ninety (90) day period following the expiration of the Preemptive Closing Period must be re-offered to the Preemptive Rights Holders, pursuant to the terms of this Section 3.04(f).

(vi) Notwithstanding anything herein to the contrary, but subject to Section 6.03, in the event of an Emergency, the Company, if determined by the Members or, solely to the extent entitled under, and subject to the same limitations set forth in, clause (y) of Section 3.04(f)(i), the holders of a majority of the then outstanding Preferred Units, may issue such Securities in such New Offering without first complying with Sections 3.04(f)(i) through 3.04(f)(v); provided, that, within forty-five (45) days after such issuance, the Company offers to each Preemptive Rights Holder (if such Preemptive Rights Holder, but for this Section 3.04(f)(vi), would have been entitled pursuant to this Section 3.04(f) to purchase rights in respect of such issuance) the opportunity to purchase, at the Company’s election, either (i) from the Company, such Preemptive Rights Holder’s Applicable Member’s Capital Contribution Percentage of (x) the aggregate number of Securities issued prior to compliance with Sections 3.04(f)(i) through 3.04(f)(v), plus (y) the number of Securities thereafter issued pursuant to this Section 3.04(f)(vi), or (ii) from the purchaser(s) in the New Offering (or the Company in connection with a corresponding redemption or repurchase by the Company from such purchaser(s)), such Preemptive Rights Holder’s Applicable Member’s Capital Contribution Percentage of the aggregate number of Securities issued since the last required compliance with this Section 3.04(f), in the case of either of the foregoing clauses (i) or (ii), in accordance with this Section 3.04(f). In such case, the Company shall adjust the economic terms of the issuance, including the FMV Unit Price of such Security, or of the Securities issued, pursuant to this Section 3.04(f)(vi) in order to preserve for the purchaser(s) therein or thereof the rights to any distributions made by the Company or any Sale of the Company occurring between the time of the issuance as contemplated by the other provisions of this Section 3.04(f) and the time of the actual issuance in accordance with this Section 3.04(f)(vi). Each Preemptive Rights Holder may accept the offer to purchase Securities pursuant to this Section 3.04(f)(vi) by delivering to the Company written notice thereof, subject to the same time frames and terms set forth in this Section 3.04(f) with respect to any New Offering pursuant Section 3.04(f)(i), mutatis mutandis.

(vii) Notwithstanding anything contained herein to the contrary, in respect of any issuance of Securities described in an applicable Preemptive Rights Notice, by written notice to the Company and to the extent so provided in such notice, each Preemptive Rights Holder may waive any or all of its rights under this Section 3.04(f) with respect to such issuance; provided, however, that any such waiver shall be irrevocable unless the Members (with the consent from the Macquarie Investor) shall determine otherwise.

(viii) For the avoidance of doubt, no Exempted Securities Issuance (including, for the avoidance of doubt any Capital Contribution to be made by the Macquarie Investor pursuant to Section 6.12) shall be subject to this Section 3.04(f).

3.05 Specified Funding Event.

(a) In the event of (1) an Emergency or (2) the Members reasonably determining that capital is needed for construction capital expenditures which are reasonably expected to be included in a budget for a future calendar year that, based on the reasonable judgement of the Company in good faith, are required or necessary to be funded within the current calendar year (each circumstance under clause (1) and clause (2), a “Specified Funding Event”), then, alternatively to any rights set forth under Section 3.04(f)(vi) and within the time needed to fund such construction capital expenditures (provided, that the Company is not able to draw from any existing Indebtedness (including the Construction Financing) or pursuant to Macquarie Investor’s commitment under Sections 3.04(c), 6.11 and 6.12), APLD Holdings shall be entitled to, upon two (2) Business Days’ notice to the Macquarie Investor, (i) advance to the Company any amounts required to fund any Specified Funding Event (“APLD Specified Funding”), and/or (ii) cause the Company to use any Adjusted Distributable Cash in the aggregate amount of up to Twenty Million Dollars ($20,000,000) per calendar year to fund any such Specified Funding Event (“Company Cash Specified Funding” and together with any APLD Specified Funding, each a “Specified Funding”).

(b) If any portion of such Specified Funding is determined to be a Mandatory Capital Contribution pursuant to Exhibit D, then:

(i) if such portion of such Specified Funding is an APLD Specified Funding, such portion of such APLD Specified Funding shall be deemed a Mandatory Capital Contribution by APLD Holdings pursuant to Section 3.04(e) and Exhibit D in an amount equal to such APLD Specified Funding; and

(ii) if such portion of such Specified Funding is a Company Cash Specified Funding, APLD Holdings shall make a Mandatory Capital Contribution to the Company pursuant to Section 3.04(e) and Exhibit D in the amount equal to such portion of the Company Cash Specified Funding within fifteen (15) Business Days of the date of the Company Cash Specified Funding.

(c) If any portion of such Specified Funding is determined not to be a Mandatory Capital Contribution pursuant to Exhibit D, then the Company may, when available, draw from any existing Indebtedness (including the Construction Financing) or pursuant to Macquarie Investor’s commitment under Sections 3.04(c), 6.11 and 6.12 in order to:

(i) if such portion of such Specified Funding is an APLD Specified Funding, reimburse APLD Holdings, on a dollar-for-dollar basis, up to an amount equal to the dollar amount utilized by APLD Holdings to fund such portion of the APLD Specified Funding; and

(ii) if such portion of such Specified Funding is a Company Cash Specified Funding, replenish the amount of Adjusted Distributable Cash, on a dollar-for-dollar basis, utilized by the Company to fund such portion of the Company Cash Specified Funding.

(d) For the avoidance of doubt, no Units shall be issued and no interest, rate of return or other similar payment shall be due to APLD Holdings in connection with the funding of any APLD Specified Funding pursuant to this Section 3.05.

3.06 Return of Capital Contributions; Special Rules. Except as otherwise expressly provided herein, (i) no Member (in its capacity as such) shall be entitled to the return of any part of its Capital Contribution or to be paid interest in respect of either its Capital Account balance or its Capital Contribution; (ii) no Member (in its capacity as such) shall have any personal liability for the return of the Capital Contribution of any other Member; and (iii) no Member (in its capacity as such) shall have any priority over any other Member with respect to the return of any Capital Contribution (except to the extent that such Member’s priority is due to ownership of different classes or types of Securities in relation to another Member, including with respect to the Preferred Units, as set forth in Section 5.02).

3.07 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with the following provisions:

(a) to each Member’s Capital Account, there shall be credited such Member’s Capital Contributions, the Gross Asset Value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752), such Member’s distributive share of Profits, and any items in the nature of income or gain that are specially allocated pursuant to this Agreement, and the amount of any liabilities of the Company that are assumed by such Member, or that are secured by any assets of the Company distributed to such Member.

(b) to each Member’s Capital Account, there shall be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), such Member’s distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated pursuant to this Agreement, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(c) if ownership of any Membership Interest in the Company is assigned in accordance with the terms of this Agreement, the assignee shall succeed to the Capital Account of the assignor to the extent it relates to the assigned Membership Interest.

(d) in determining the amount of any liability for purposes of Sections 3.07(a) and 3.07(b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) to each Member’s Capital Account, there shall be debited or credited, as the case may be, such adjustments as are necessary to reflect a revaluation of Company assets to reflect the Gross Asset Value of all Company assets, as permitted by Regulations Section 1.704-1(b)(2)(iv)(f) and provided by Section 3.08.

(f) the initial Capital Account of each Member shall be determined taking into account the transactions deemed to occur for federal income tax purposes in connection with the intended tax treatment of the transactions described in Section 10.04 and, in the case of the Macquarie Investor, shall, in part as a result of the crediting, under principles similar to those provided for in Treasury Regulations Section 1.704-1(b)(2)(iv)(s), of the Macquarie Investor’s Capital Account with amounts associated with deemed contributions to the Company by APLD Holdings or its regarded owner for income tax purposes (which crediting will result in a portion of items that would otherwise have been allocable to APLD Holdings or its regarded owner for income tax purposes under Section 704(c) of the Code being instead allocable to the Macquarie Investor), be equal to what would be distributed to the Macquarie Investor if the Company were to be liquidated on the Effective Date. Consistent with the foregoing, for contributions or deemed contributions to the Company occurring after the Effective Date, the Company shall likewise use principles similar to those provided for in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) in maintaining the Members’ Capital Accounts.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704 and Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

3.08 Gross Asset Value. The Gross Asset Value of any asset of the Company shall be equal to the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset.

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values in connection with (and to be effective immediately prior to) the following events: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property (including cash) as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in the capacity of a Member or by a new Member acting in the capacity of a Member or in anticipation of being a Member; (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); or (v) any other time, determined by the Members, for which an adjustment would be necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided, however, that an adjustment pursuant to clauses (i), (ii) or (iii) above shall be made only if such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross Fair Market Value of such asset on the date of distribution.

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted bases of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 10.01 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d), to the extent they were adjusted pursuant to Section 3.08(b) above in connection with a transaction that otherwise would result in an adjustment pursuant to this clause (d).

(e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to this Section 3.08, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

Article IV

ALLOCATION OF PROFITS AND LOSSES

Subject to Article X, net Profits and net Losses for a taxable year shall be allocated among the Members in such a manner, that, as of the end of such taxable year, with respect to each Member, the sum of (i) the Capital Account of such Member, (ii) such Member’s share of Company Minimum Gain and (iii) such Member’s Member Nonrecourse Debt Minimum Gain shall, as nearly as possible, be equal to the net amount, positive or negative, that would be distributed to such Member or for which such Member would be liable to the Company under this Agreement, determined as if the Company were to, on the last day of the taxable year, (i) sell all of the assets of the Company for an amount equal to their respective Gross Asset Values, (ii) satisfy all debts in accordance with their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the assets securing such liability), and (iii) distribute the remaining proceeds of such sale in liquidation in accordance with Section 5.02(a), with all of the foregoing computed after all actual distributions or Capital Contributions have been made for such taxable year. Notwithstanding the foregoing, prior to an actual event which gives rise to distribution under Section 5.02(a)(iii), each Preferred Unit shall be allocated net Profits up to the amount of Preferred Dividends in respect of such taxable year and, to the extent the amount of Preferred Dividends exceeds the amount of net Profits allocated with respect to such Preferred Unit for any taxable year (such excess, the “Preferred Allocation Shortfall”), such Preferred Unit shall be allocated additional net Profits in subsequent taxable years until the Preferred Allocation Shortfall (reduced by any amount of Preferred Dividends treated as a “guaranteed payment” (within the meaning of Section 707(c) of the Code) pursuant to this Agreement) from prior taxable years has been made up in full; provided that this sentence shall not apply in the case of a revaluation of Company property, and any gain or loss from such revaluation shall be allocated consistent with the manner in which Profits and Losses are allocated among the Members pursuant to the first sentence of this Article IV. The Company shall not treat any increase in the Liquidation Preference Amount with respect to a Preferred Unit and the Corresponding Common Unit(s) (or any distribution in respect of such Liquidation Preference Amount) or any capital contributions by APLD Holdings as giving rise to a guaranteed payment within the meaning of Code Section 707(c) or taxable capital shift for the holder of any Preferred Unit or any Common Units held by the Macquarie Investor; provided, however, that to the extent any Preferred Cash Dividend paid with respect to a Preferred Unit (including on liquidation of the Company) in a taxable year exceeds the net Profits allocated in respect of such Preferred Unit, such excess may be treated by the Company, in consultation with its accountants, as a guaranteed payment within the meaning of Code Section 707(c).

Article V

DISTRIBUTIONS

5.01 [***]

5.02 [***]

5.03 [***]

5.04 [***]

5.05 [***]

5.06 [***]

5.07 [***]

5.08 Tax Distributions. Unless otherwise agreed by the Members, to the extent it has any Adjusted Distributable Cash and subject to any restrictions under the Company’s and its Subsidiaries’ financing agreements, and at least five (5) days prior to the original due date for quarterly U.S. federal estimated tax payments, for any Fiscal Year in which (i) aggregate net taxable income of the Company is allocable to APLD Holdings with respect to such Fiscal Year (determined under U.S. federal income tax principles and taking into account any allocations pursuant to Code Section 704(c)) and (ii) APLD Holdings has provided the Macquarie Investor with evidence, reasonably satisfactory to the Macquarie Investor, demonstrating that APLD has, or is expected to have, an actual cash tax liability in excess of $10,000,000 for such Fiscal Year as a result of the income allocable to APLD Holdings under clause (i) above, the Company shall distribute (a) to APLD Holdings, an amount of cash equal to the cash tax liability that APLD Holdings has demonstrated to the Macquarie Investor as due and payable pursuant to clause (ii) above (such cash tax liability amount, the “APLD Tax Distribution Amount”), and (b) to the Macquarie Investor, an amount of cash equal to the product of (x) the APLD Tax Distribution Amount and (y) the Macquarie Investor’s Capital Contribution Percentage divided by APLD Holdings’ Capital Contribution Percentage (the “Macquarie Investor’s Tax Distribution Amount”, and the aggregate amounts distributed pursuant to clauses (a) and (b) above, the “Tax Distributions”); provided that a certification from APLD’s tax officer or a reputable accounting firm that APLD is expected to have an actual cash tax liability in excess of $10,000,000 for the relevant Fiscal Year based on the following formula, shall be deemed reasonably satisfactory evidence in respect of the determination of the APLD Tax Distribution Amount: estimated tax liability of APLD for the Fiscal Year (or portion thereof) multiplied by a fraction, the numerator of which is the aggregate net taxable income of the Company allocable to APLD Holdings for the Fiscal Year (or portion thereof) and the denominator of which is APLD’s aggregate net taxable income for such Fiscal Year (or portion thereof). In the event there is not sufficient Adjusted Distributable Cash (or such increased amount as agreed to by the Members) to make such Tax Distributions to the Members, then APLD Holdings shall first receive a distribution equal to the APLD Tax Distribution Amount and the amount by which the Macquarie Investor’s Tax Distribution Amount is reduced pursuant to this sentence shall be distributed by the Company in subsequent periods to the Macquarie Investor as soon as there is sufficient cash to make such distributions and, for the avoidance of doubt, such distributions to the Macquarie Investor shall be made prior to any other distributions under Section 5.02. Tax Distributions shall be calculated quarterly based on the Company’s reasonable estimates of aggregate net taxable income (determined under U.S. federal income tax principles but regardless of whether such Member is subject to U.S. federal income taxes). Notwithstanding anything to the contrary in this Agreement, distributions made to any Member under this Section 5.08 shall be treated as an advance against, and shall reduce, dollar-for-dollar, subsequent distributions to such Member under the other provisions of this Agreement and shall be treated as having been distributed under the other provisions of this Agreement as of the date the distribution under this Section 5.08 was actually made; provided, however, that no Preferred Unit shall be treated as receiving a Tax Distribution to the extent it would cause the Unpaid Accreted Amount to be less than the Stated Value (and any such excess Tax Distributions shall be treated as allocable to the Corresponding Common Units). For the avoidance of doubt, gains realized by Members upon the sale or exchange of their interest in the Company shall not be treated as income allocable to a Member by the Company. Notwithstanding anything contained herein to the contrary, no such tax distribution shall be made (x) in connection with any Deemed Liquidation Event or (y) with respect to income recognized by any Member with respect to the issuance or vesting of such Member’s Units or any guaranteed payment in respect of services or capital provided by such Member. For purposes of determining the Tax Distribution Amount payable to a Member, the Member shall be treated as having been allocated amounts of income and loss allocated to its predecessors in interest. Following a transfer or redemption of a Unit, the transferor or Person from whom such Unit was redeemed shall not be entitled to any distributions under this Section 5.08 attributable to such Unit. If the Company’s Fiscal Year (other than a short year that is consistent with the Company having a May 31 year-end for complete years) is not a year ending on May 31, the distributions under this Section 5.08 shall, in the case of APLD Holdings, be determined as though the Company had a Fiscal Year ending May 31 and distributions under this Section 5.08 shall be made to APLD Holdings based upon the quarterly estimated federal income Tax payment dates for a corporation with a federal income tax year ending May 31.

5.09 Distributions of Proceeds Upon Sale of Membership Interests. Notwithstanding anything contained in this Agreement to the contrary, but subject to Section 7.14, in any Deemed Liquidation Event, as a result of which the Members, rather than the Company, receive directly or indirectly the proceeds of such sale (each a “Member Sale”), (a) subject to any holdback or reserve described in clause (b), the Members, as a group, hereby agree to apportion and, upon the closing of any Member Sale transaction, pay over the proceeds among those Members participating in such Member Sale transaction as nearly as possible so that the payments to each Member shall correspond to and be in accordance with the distribution provisions set forth in Section 5.02 as though the Company received the proceeds and distributed them as Adjusted Distributable Cash or ELN Project Adjusted Distributable Cash in accordance with Section 5.02 (and for the avoidance of doubt, such proceeds shall be deemed Adjusted Distributable Cash or ELN Project Adjusted Distributable Cash for purposes of this Agreement), and (b) APLD Holdings or such other Person designated by the Members, as a representative of the Members (the “Member Representative”), shall have the right to withhold, and each of the Members agrees to contribute and pay over from the proceeds received or receivable by such Member, a pro rata portion of the proceeds payable in any such transaction equal to an amount necessary, as reasonably determined by the Member Representative, in good faith, to satisfy any post-transaction indemnification, purchase price adjustment or other similar escrow or holdback obligation; provided, however, that in no event shall a Member be obligated to make a contribution pursuant to the foregoing in excess of its pro rata portion of such proceeds minus any amounts withheld by the Member Representative pursuant to this Section 5.09. Any amount withheld pursuant to clause (b) shall be held in a separate account for the ratable benefit of the Members participating in the transaction giving rise to such proceeds, and may be used, as determined by the Member Representative, in good faith, to satisfy any such post-transaction obligation described in clause (b); provided, however, that the Member Representative shall not have any liability with respect to amounts so withheld or paid, except for liability caused by the gross negligence or willful misconduct of the Member Representative. The Member Representative is hereby authorized to seek to include in any transaction documents governing such Member Sale terms reflecting the provisions of this Section 5.09.

5.10 Withholding. Notwithstanding anything to the contrary in this Agreement, to the extent that the Company (or any entity in which the Company holds an interest) is required by law to withhold or to make tax or other payments on behalf of or with respect to any Member or as a result of such Member’s participation in the Company (including withholding taxes, state unincorporated business taxes, taxes imposed under the Partnership Audit Rules and, in all cases, any interest, penalties, additions to tax, and expenses incurred in respect thereof) (“Tax Advances”), each Member hereby authorizes the Company to withhold or to pay over any such taxes or other payments payable by the Company (or any entity in which the Company holds an interest) as so required. All Tax Advances made on behalf of or otherwise attributable to a Member shall, at the option of the Members in their reasonable judgment, (i) be promptly paid to the Company by the Member on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds upon dissolution of the Company otherwise payable to such Member. Whenever the Members selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon dissolution of the Company) unreduced by the amount of such Tax Advance, and such Tax Advance shall be treated as having been distributed to the Member under the other provisions of this Agreement as of the date the withholding under this Section 5.10 was actually made. Each Member agrees to furnish the Company with any representations, forms or certificates as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations. Before the Company (or any entity in which the Company holds an interest) deducts or withholds any Tax on a distribution or other payment to any Member, the Company (or any entity in which the Company holds an interest) shall provide notice of any such deduction or withholding to such Member, shall provide such Member with the opportunity to establish that it is, or its direct or indirect owners are, entitled to a reduction of or exemption from any such deduction or withholding, and shall cooperate with such Member in so reducing any such deduction or withholding to the extent permitted by applicable law. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company and all other Members from and against any liability for taxes, penalties, additions to tax or interest with respect to income attributable to or distributions or other payments (including Tax Advances) to such Member. Any indemnity or payment pursuant to this Section 5.10 shall not be a Capital Contribution but shall to the extent necessary to properly maintain Capital Accounts, increase a Member’s Capital Account.

5.11 [***]

Article VI

MANAGEMENT

6.01 Management.

(a) Subject to the express provisions of this Agreement, including Sections 6.03, 6.04 and 6.06, the business and affairs of the Company shall be managed by and under the direction of, and supervised by, the Members; and such management, direction and supervision, in each case, shall be subject to the Members’ right to delegate to any officers of the Company responsibility for the day-to-day operations of the Company as set forth in Section 6.07. Subject to the terms of this Agreement, including Section 6.03 and Section 6.06(b)(i), the Members shall always retain the authority to manage and supervise the business and affairs of the Company and make management decisions notwithstanding any delegation of duties by the Members to an officer, employee, or agent of the Company.

(b) In managing the business and affairs of the Company and in exercising its powers, the Members shall act only through resolutions duly approved at duly called meetings at which a quorum was and remained present and written consents pursuant to Section 3.03. Without limiting the generality of the foregoing, subject to the terms of this Agreement, including Sections 6.03, 6.04, 6.05 and 6.06, the Members shall have the power and authority to take any and all acts that the Members considers necessary, appropriate, or proper to further or promote the Company’s purposes or other interests. Subject to Section 6.03 and Section 6.06(b)(i) and except as otherwise expressly required in this Agreement, whenever any action, including any approval, consent, authorization, determination, resolution or decision is to be taken or given by the Members under this Agreement or the non-waivable provisions of the Act, it shall be authorized by the affirmative vote of the Members holding Common Units representing a majority of votes represented by all of the then outstanding Common Units, voting together as a single class. No single Member may bind the Company, and the Members shall have the power to act only collectively in the manner specified herein. In the event any Member binds or attempts to bind the Company in any manner that is not expressly permitted under this Agreement, such Member shall indemnify and hold harmless the Company and each of the other Members from any and all cost, liability and damage that any of such indemnified persons may incur (including attorneys’ fees and expenses) arising from or otherwise as a result of (i) such Member so binding or attempting to bind the Company and (ii) any and all efforts by the Company or any other Member to enforce the indemnity granted hereby; provided, however, that in no event shall the Company or any Member be indemnified or held harmless pursuant to this provision for any action taken (x) by APLD Holdings or any of its Affiliates pursuant to the Corporate Services Agreement or (y) by the Macquarie Investor in connection with a Trigger Event and the exercise of its rights in connection therewith.

(c) To the fullest extent permitted by Applicable Law (including Section 18-1101 of the Act), notwithstanding any other provision of this Agreement or otherwise of Applicable Law, neither the Members, nor any of their respective Affiliates, nor any Representative of the foregoing, in their respective capacities as such (collectively, the “Covered Persons” and individually, a “Covered Person”) shall have any fiduciary duty to the Company, its Subsidiaries or any Member by reason of this Agreement or in its capacity as a Covered Person, nor shall any Covered Persons have any fiduciary duty to any third party lenders, except that the Covered Persons shall be subject to the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by Applicable Law (including Section 18-1101 of the Act) and except as provided in this Agreement, no Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or any Member. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including such Covered Person’s own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any Subsidiary thereof or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” or any other express standard the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law. Each Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters which such Covered Person reasonably believes are within such Person’s professional or expert competence. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Covered Persons otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Covered Persons.

6.02 Approved Budget.

(a) As of the Effective Date, the Members have approved (A) the initial budget for the ELN Project for the calendar year ending on December 31, 2025 (the “Initial ELN Budget”), which includes: (i) the total cost for completion of ELN Project; (ii) the operating, capital, and financing cash flows for each period of Specified Lease for the ELN Project on a monthly basis; (iii) the cash flows of the ELN Project that related to the calendar year ending on December 31, 2025; and (iv) direct operating costs to support the operation of the ELN Project and meet obligations under the Specified Lease for the ELN Project); and (B) the initial multi-year SG&A budget for the next three (3) calendar years ending on December 31, 2028 (the “Initial SG&A Budget”). The Initial ELN Budget is attached hereto as Schedule II(a) and the Initial SG&A Budget is attached hereto as Schedule II(b).

(b) Any initial budget agreed upon for the development of any Accepted Opportunity pursuant to Section 6.11 shall be referred to as the “Initial Funded Project Budget”. Each Initial Funded Project Budget shall include, among other metrics: (i) the total cost for development of such Accepted Opportunity; (ii) the operating, capital, and financing cash flows for each period of Specified Lease relating to such Accepted Opportunity on a monthly basis; and (iii) the direct operating costs to support the operation of the Accepted Opportunity and meet obligations under each Specified Lease for such Accepted Opportunity.

(c) The Company’s management shall prepare and submit to the Members (i) no later than November 30 of each calendar year, a proposed annual budget for each Funded Project, in reasonable detail, for the immediately succeeding calendar year (each such proposed annual budget with respect to such specific Funded Project, a “Proposed Budget”); and (ii) no later than November 30 of the last calendar year for which the current Approved SG&A Budget is in force, the proposed budget for the SG&A Expenses for the Company for the immediately succeeding three (3) calendar years (the “Proposed SG&A Budget”).

(d) The Members shall review the Proposed Budget and the Proposed SG&A Budget and either (x) approve the Proposed Budget and/or the Proposed SG&A Budget or (y) request additional information with respect to the Proposed Budget and/or the Proposed SG&A Budget or a revised Proposed Budget and/or Proposed SG&A Budget from the Company’s management or propose changes to the Proposed Budget and/or the Proposed SG&A Budget, including changes required for the Proposed Budget and/or the Proposed SG&A Budget. Promptly, and in any event within five (5) Business Days following receipt of any request for additional information or a revised Proposed Budget and/or Proposed SG&A Budget by the Members pursuant to this Section 6.02, the Company’s management shall provide the additional information or the revised Proposed Budget and/or Proposed SG&A Budget requested by the Members and thereafter, the Company’s management shall cooperate with the Members in good faith to finalize the Proposed Budget and/or the Proposed SG&A Budget for resubmission to and approval by the Members; provided, however, that the Members shall have the right at any time, even after approval, in their sole and absolute discretion, to revise, finalize, and approve the Proposed Budget, the Proposed SG&A Budget, the Approved Budget or the Approved SG&A Budget, subject to Section 6.02(f); provided further, that on the date the Macquarie Investor provides a Business Opportunity Final Response for any Accepted Opportunity, the Approved SG&A Budget in effect shall be deemed replaced by the one submitted to the Macquarie Investor with the respective Business Opportunity Final Information. Any modifications to any Approved SG&A Budget or Approved Budget shall require the approval of the Members and the Members shall have the right, at any time and from time to time, in their sole and absolute discretion, to make any such modifications, subject to Section 6.02(f).

(e) The Initial ELN Budget, the Initial SG&A Budget, each Proposed SG&A Budget, Initial Funded Project Budget and the Proposed Budget as approved by the Members in accordance with this Agreement and any amendments thereto, approved in accordance with this Agreement, are referred to herein as an “Approved Budget” or “Approved SG&A Budget” with respect to the period of time covered thereby and to the extent it is still applicable.

(f) Notwithstanding anything in this Agreement to the contrary, other than with the prior written approval of Macquarie Investor pursuant to Section 6.03, which approval shall not be unreasonably withheld, conditioned or delayed, (A) the Company or its Subsidiaries shall not (i) make or incur expenditures with respect to a Funded Project or the Company other than in accordance with the terms of an Approved Budget for such Funded Project or Approved SG&A Budget, as applicable, except in connection with (1) an Emergency, (2) items funded by APLD Holdings as Mandatory Capital Contributions in accordance with the terms of this Agreement, or (3) capital expenditures which are reasonably expected to be included in a budget for a future calendar year that, based on the reasonable judgement of the Company, are required or necessary to be funded within the current calendar year; (ii) use any Excess Cash relating to any Funded Project to fund any liabilities, costs or expenditures (operating, capital or otherwise) relating to any other Funded Project, including with respect to any liabilities, costs or expenditures (operating, capital or otherwise) of such other Funded Project (other than in connection with Section 6.11(c)); provided, that, for avoidance of doubt, any Excess Cash relating to any Funded Project used in accordance with the Approved SG&A Budget shall not be deemed to have been used to fund any liabilities, costs or expenditures (operating, capital or otherwise) relating to any other Funded Project, including with respect to any liabilities, costs or expenditures (operating, capital or otherwise) of any other Funded Project; (iii) increase any amounts set forth in each line item of the prior calendar year’s Approved Budget with respect to such Funded Project or Approved SG&A Budget by more than five percent (5%), subject to the SG&A Cap with respect to any Approved SG&A Budget; or (iv) after 2027, incur or budget any SG&A Expenses of the Company or its Subsidiaries in excess of the SG&A Cap; and (B) any Approved Budget or Approved SG&A Budget shall contain, at a minimum, the same information and details included in the respective Initial ELN Budget, Initial SG&A Budget and Initial Funded Project Budget, as applicable.

(g) At such other time or times as may be determined by the Members, but in no event less frequently than once during each consecutive twelve (12) month period and subject to Section 6.11(b), the Members shall determine the total gross asset value of the ELN Project and all Accepted Opportunities that have theretofore been contributed to, and are then held by, the Company (the “Company GAV”).

6.03 Actions Requiring Consent of the Macquarie Investor. Notwithstanding anything contained in this Agreement to the contrary, so long as the Investor Governance Conditions are satisfied, the Macquarie Investor shall have the consent rights set forth on Schedule I hereto (the “Reserved Matters”). No Reserved Matter shall be approved by the Members without the prior or simultaneous written approval by the Macquarie Investor. Any action undertaken by the Company or any of its Subsidiaries without compliance with the provisions set forth in this Section 6.03 or the Reserved Matters on Schedule I shall be null and void ab initio and of no force or effect, and the Company, its Subsidiaries and the Members shall not recognize or be bound by any such purported action.

6.04 [***]

6.05 [***]

6.06 [*** ]

6.07 Officers. The Members shall have the authority to appoint persons serving as officers of the Company and to delegate to such persons such powers, duties, or responsibilities as the Members shall determine. Officers of the Company need not be Members and shall have the powers, duties, and responsibilities delegated to them by the Members; provided, however, that the Members shall always retain the authority to make management decisions (subject to the terms of this Article VI) notwithstanding any delegation of duties by the Members to any officer of the Company. Officers of the Company shall serve at the pleasure of the Members (individually and collectively), and may be removed or replaced, with or without cause, from time to time, by the Members, subject to Section 6.03, Applicable Law and any restrictions contained in any Separate Agreement between the Company and any such officer; provided, that, for the avoidance of doubt: (i) other than in connection with the exercise of the Macquarie Investor’s rights under Section 6.06, in no event may the Chief Executive Officer or Chief Financial Officer of the Company be removed without (x) the prior written consent of APLD Holdings and (y) prior consultation with the Macquarie Investor; and (ii) any removal of the Chief Executive Officer or Chief Financial Officer of the Company pursuant to this Agreement shall relate solely to such individual’s position as an officer of the Company (and, if applicable, its Subsidiaries), and shall not affect such individual’s employment, directorship or other position with APLD, APLD Holdings, or any other Affiliate thereof. Officers of the Company, in the performance of their duties as such, shall owe to the Company and the Members fiduciary duties, such as duty of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware. As of the Effective Date, the Company shall have the following officers, who shall be responsible for the day-to-day operations of the Company, in each case, subject to Section 6.03 and any restrictions or other limitations determined from time to time by the Members:

Name	Title
Wes Cummins	Chief Executive Officer
Saidal Mohmand	Chief Financial Officer

6.08 Liability of Parties. To the extent not inconsistent with Applicable Law, neither the Members, any Member, any Member Representative nor any Tax Representative, nor any of their respective Representatives, or Affiliates, nor any officer of the Company or any of its Subsidiaries shall be liable, responsible, or accountable in damages or otherwise to the Company or to any of its Subsidiaries or to any Member for any action taken or for any failure to act on behalf of the Company or any of its Subsidiaries in connection with the business or operations of the Company and its Subsidiaries, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company.

6.09 Indemnification. To the extent not inconsistent with Applicable Law, the Company shall indemnify and hold harmless the Members (individually and collectively), the Member Representatives and the Tax Representative and all of their respective owners, shareholders, members, general, limited, special and other partners, principals, directors, managers, officers, employees, agents, representatives, and Affiliates, and all of the officers of the Company and its Subsidiaries and designees on any board of managers (or similar governing body) of any Subsidiary of the Company (each, an “Indemnitee”), from any loss, liability, damage, or expense (including any judgment, award or settlement and reasonable attorneys’ costs, expenses, and fees, costs and expenses of investigation, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim) arising out of (i) any acts or omissions or alleged acts or omissions in connection with an Indemnitee’s activities or the activities of any of an Indemnitee’s respective employees or agents on behalf of the Company or any of its Subsidiaries or while serving in any capacity for any other Person at the direction of the Company or any of its Subsidiaries, or in connection with the business or operations of the Company or any of its Subsidiaries and (ii) any liability imposed upon any Indemnitee under any statute, rule, or regulation (including any statute, rule, or regulation relating to environmental matters) applicable to the Company or any of its Subsidiaries or any other Person for whom they are serving in any capacity at the direction of the Company or any of its Subsidiaries, or their respective directors, managers, officers, employees, or representatives; provided, that (i) the Members have determined that the acts or omissions or the alleged acts or omissions upon which the action or threatened action, proceeding or claim is based were undertaken in good faith and in the best interests of the Company; (ii) actions taken by such Indemnitee have not been determined by a court of competent jurisdiction to have been in violation of this Agreement, or any other contract between such Indemnitee and the Company or any of its Subsidiaries or (iii) actions taken by such Indemnitee do not constitute fraud, gross negligence or willful misconduct. Reasonable and documented out-of-pocket expenses incurred by any such Indemnitee in connection with the matters referred to above shall be paid or reimbursed by the Company in advance of the final disposition of the proceeding, regardless of whether the Company, a Member, or an Affiliate of the Company or Member, has asserted claims against the Indemnitee, upon receipt by the Company of (A) a written affirmation by the Indemnitee of such Indemnitee’s good faith belief that such Indemnitee met the standard of conduct necessary for indemnification by the Company and (B) a written undertaking by or on behalf of the Indemnitee to promptly repay such amount if it shall ultimately be determined by a court of competent jurisdiction (not subject to further appeal) that such Indemnitee has not met that standard of conduct. The foregoing indemnification rights will be in addition to and not in lieu of any other contractual rights to indemnification granted to any Person by the Company or any of its Subsidiaries. The Company acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses or insurance provided by Persons other than the Company (collectively, the “Outside Indemnitors”). The Company hereby agrees (x) that it and its Subsidiaries are the indemnitor of first resort (i.e., the Company’s obligations to such Indemnitees are primary and any obligation of the Outside Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitees are secondary), (y) that it shall be required to advance the full amount of expenses incurred by such Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnitees), without regard to any rights such Indemnitees may have against the respective Outside Indemnitors and (z) that it irrevocably waives, relinquishes and releases the Outside Indemnitors from any and all claims against the Outside Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Outside Indemnitors on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing, and the Outside Indemnitors shall have a right of contribution or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.

6.10 Confidentiality. Except as otherwise provided in this Section 6.10, as an inducement for each of the Members to enter into this Agreement and in order to protect and preserve the legitimate business interests of each of the Members and the goodwill to be developed by and acquired by the Company in its business, the parties hereto agree as follows:

(a) Restricted Person Confidentiality. Each Restricted Person (including each Person who has ceased to own any Membership Interest except due to a dissolution pursuant to Section 9.01(a)) shall not, and shall use commercially reasonable efforts to cause its Affiliates and Representatives not to, except as expressly permitted under any written agreement between the Company and such Restricted Person or as expressly permitted below, (i) use for any purpose, (ii) disclose to any Person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any Confidential Information concerning the business of the Company or any of its Subsidiaries; provided, however, that nothing herein shall prohibit such Restricted Person from using or disclosing any such Confidential Information which: (x) at the time of its use or disclosure is, through no fault of such Restricted Person or its Affiliates or Representatives in violation hereof, part of the public domain by publication or otherwise; or (y) was not acquired, directly or indirectly, subject to any confidentiality obligation to the Company or its Affiliates or to any predecessor thereof; provided, however, that with respect to each Restricted Person, the exception in this clause (y) shall not apply to any Confidential Information that was in a Restricted Person’s possession prior to the entrance into this Agreement to the extent such Confidential Information is or may be used in the business of the Company or any of its Subsidiaries. Notwithstanding anything contained herein to the contrary, a Restricted Person shall be entitled to disclose Confidential Information: (1) that is required or requested to be disclosed by such Restricted Person pursuant to Applicable Law or court order or Governmental Authority (solely to the extent required or requested), in which case, such Restricted Person gives written notice to the Company or the applicable Restricted Person, prior to any such disclosure to the extent permitted by Applicable Law; provided that no notice shall be required in connection with routine audits involving the Restricted Person or its Affiliates (to the extent not targeting the Company or its Subsidiaries), the Company or its Subsidiaries; (2) that such Restricted Person discloses as part of such Restricted Person’s normal reporting, rating or review procedures (including normal credit rating and pricing process) or in connection with its normal fundraising or financing activities, in each case, to the extent such recipients are bound by a duty of confidentiality with respect to such Confidential Information; (3) that such Restricted Person discloses to any of its Affiliates or their respective Representatives and direct or indirect lenders, financing sources, insurers, limited partners, shareholders or existing or prospective investors (other than any portfolio companies of any such Person or of any Fund Manager, Fund Advisor or Investment Fund of such Person) who have a need to know, in each case, to the extent such recipients are bound by a duty of confidentiality with respect to such Confidential Information; or (4) to any Person to whom disclosure of such Confidential Information previously has been approved in writing by all of the other Members (and solely to the extent so approved). For purposes hereof, “Confidential Information” shall, with respect to the designated Person, mean and include (1) all information provided to such Person or any of its directors, managers, officers, employees, agents, advisors, agents, accountants, attorneys or other representatives (collectively, the “Representatives”) with respect to the Company, its Subsidiaries, or this Agreement (2) the financial, governance, and other terms of this Agreement, and (3) all ideas, information, knowledge, and discoveries, whether or not patentable, trademarkable, or copyrightable, that are not generally known in the trade or industry and about which such Person or its Affiliates have knowledge, whether as a result of their participation in, or direct or indirect beneficial ownership of, the Company or any Affiliate or Subsidiary thereof or any of their respective businesses or otherwise, including product specifications, manufacturing procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor and licensee lists, mailing lists, customer usages and requirements, computer programs, information constituting “trade secrets” under Applicable Law, and other confidential technical or business information and data. Notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall in any way limit the activities of the Macquarie Investor’s Affiliates; provided, that Confidential Information is not disclosed to directors, officers or employees of such Affiliate, other than to (x) compliance personnel solely for compliance purposes and (y) noncompliance personnel who are directors or officers of, or function in a similar oversight role at, such Affiliate as long as Confidential Information is not otherwise disclosed to or used by such Affiliate in violation of this Agreement. The Company and each Member acknowledge that the Macquarie Investor’s receipt of Confidential Information will inevitably enhance the Macquarie Investor’s general knowledge and understanding of the business of the Company and its Subsidiaries in a way that cannot be separated from the Macquarie Investor’s other knowledge and the Company and Member agree that this Agreement shall not restrict the Macquarie Investor or its Affiliates in connection with the purchase, sale, financing, evaluation of, and decisions related to other (direct and indirect) investments and serving on the boards of such investments in such industries, so long as no Confidential Information is used or disclosed in connection therewith.

(b) APLD Confidentiality. APLD Holdings shall not, and shall use commercially reasonable efforts to cause its Affiliates and Representatives not to, except as expressly permitted under any written agreement between the Macquarie Investor, on the one hand, and APLD Holdings or any of its Affiliates or Representatives, on the other hand, or as expressly permitted below, (i) use for any purpose other than the business of the Company or (ii) disclose to any Person any Macquarie Investor Confidential Information; provided, however, that nothing herein shall prohibit APLD Holdings or any of its Affiliates from using or disclosing, as applicable, any such Macquarie Investor Confidential Information (1) which, at the time of its use or disclosure is, other than through the fault of APLD Holdings or its Affiliates or Representatives in violation of this Agreement or through any other source that APLD Holdings or its Affiliates or Representatives had reason to believe was in violation of any duty of confidentiality to the Macquarie Investor or otherwise unlawful, part of the public domain by publication or otherwise; (2) which is required to be used or disclosed by APLD Holdings or such Affiliate pursuant to Applicable Law or court order or Governmental Authority (solely to the extent so required), in which case, APLD Holdings gives written notice to the Macquarie Investor, prior to any such use or disclosure to the extent permitted by Applicable Law; provided that no notice shall be required in connection with (i) routine audits involving APLD Holdings or its Affiliates (to the extent not targeting the Macquarie Investor or its Affiliates) or (ii) any reporting or disclosure obligations under applicable securities laws or pursuant to any requirements of the Nasdaq Global Select Market or any other stock or securities exchange on which any securities of APLD Holdings or any of its Affiliates is then trading; or (3) to any Person to whom disclosure of such Macquarie Investor Confidential Information previously has been approved in writing by the Macquarie Investor (and solely to the extent so approved). For purposes hereof, “Macquarie Investor Confidential Information” means information with respect to the Macquarie Investor about which any of APLD Holdings or any of its Affiliates or Representatives has knowledge, whether as a result of the Macquarie Investor’s participation in, or direct or indirect beneficial ownership of, the Company.

(c) Equitable Relief for Violations. The parties agree that the provisions and restrictions contained in this Section 6.10 are necessary to protect the legitimate continuing interests of the Company and its Subsidiaries, and that any violation or breach of these provisions will result in irreparable injury to the Company and its Subsidiaries, as applicable, for which monetary damages or any other remedy at law would not be adequate and that, in addition to any relief at law or under any Separate Agreement which may be available to the Company and its Subsidiaries for such violation or breach and regardless of any other provision contained in this Agreement or any Separate Agreement, the Company and its Subsidiaries shall be entitled to seek temporary and permanent injunctive relief (without the necessity of having to prove actual damages therefrom or post a bond therefore) and such other equitable relief as a court may grant.

6.11 Business Opportunities.

(a) Business Opportunities Generally. Subject to compliance with Section 6.11(b), each of the Members expressly acknowledges and agrees that notwithstanding any duty or obligation hereunder or that may otherwise exist at Applicable Law, to the fullest extent permitted by Applicable Law, each of APLD, APLD Holdings, Macquarie Investor and their respective Affiliates (each a “Business Opportunity Exempt Person”) has the right to, and shall have no duty (contractual, fiduciary or otherwise) not to, directly or indirectly engage in any business, business activity or line of business, including those that are the same or similar to those of the Company or any of its Subsidiaries or may be deemed to be Competing with the Company or any of its Subsidiaries by virtue of any equity ownership in the Company or service as the Members or otherwise; and in the event that any Business Opportunity Exempt Person acquires knowledge of a potential transaction or matter that would be generally recognized under Delaware law as a corporate opportunity for any of the Company and/or one or more of its Subsidiaries, on the one hand, and such Business Opportunity Exempt Person, on the other hand, except as set forth in Section 6.11(b), such Business Opportunity Exempt Person shall have no duty (contractual, fiduciary or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, or to any Member, as the case may be, by virtue of any equity ownership in the Company or otherwise, and may pursue such corporate opportunity independent of the Company and the other Members, in which case, neither the Company nor any other Members shall have any right to any interest therein.

(b) [***]

(c) At the time the Company provides the Macquarie Investor with the Business Opportunity Initial Notice and Business Opportunity Final Notice the Company may (A) provide the Macquarie Investor with a good-faith projection of the Distributable Cash it expects the Company to have within the subsequent twelve (12)-month period following the acceptance of such Accepted Opportunity by the Macquarie Investor (such amount, the “Cash Recycling Reduction Reserve”); (B) reduce the Project Commitment in connection with such Accepted Opportunity by an amount up to the Cash Recycling Reduction Reserve; and (C) may use any Distributable Cash (up to the Cash Recycling Reduction Reserve) to fund such Accepted Opportunity within the subsequent twelve (12)-month period following the acceptance of such Accepted Opportunity by the Macquarie Investor (the amount actually used by the Company to fund such Accepted Opportunity during such period the “Cash Recycling Reduction Amount”). If at the end of such twelve (12)- month period, there was insufficient Distributable Cash to cover the full Cash Recycling Reduction Reserve (the amount of the shortfall, the “Distributable Cash Shortfall”), then (i) if at the end of such twelve (12)- month period, there was sufficient Distributable Cash to cover at least seventy-five percent (75%) of the Cash Recycling Reduction Reserve (the “Cash Recycling Reduction Reserve Threshold”), APLD Holdings shall be entitled to fund the Distributable Cash Shortfall within five (5) Business Days following the end of such twelve (12)- month period, or (ii) if at the end of such twelve (12)- month period, (x) there was not sufficient Distributable Cash to cover the entirety of the Cash Recycling Reduction Reserve Threshold or (y) there was sufficient Distributable Cash to cover the entirety of the Cash Recycling Reduction Reserve Threshold, but APLD Holdings elected not to fund such Distributable Cash Shortfall in accordance with clause (i) of this Section 6.11(c), APLD Holdings shall provide written notice to the Macquarie Investor within five (5) Business Days following the end of such twelve (12)- month period, offering the Macquarie Investor the opportunity to fund any such Distributable Cash Shortfall in accordance with this Section 6.11(c). Within fifteen (15) Business Days following the receipt of such notice from the Company, the Macquarie Investor shall inform the Company of its election to fund the Distributable Cash Shortfall. If the Macquarie Investor elects (i) to fund the Distributable Cash Shortfall with respect to any Accepted Opportunity, then the Macquarie Investor shall make a Capital Contribution in the amount of the Distributable Cash Shortfall in exchange for Preferred Units in accordance with the provisions for funding a Macquarie Accepted Opportunity Contribution set forth in Section 6.12, mutatis mutandis, except that, unless otherwise agreed to in writing by APLD Holdings and the Macquarie Investor, the consummation of such Capital Contribution shall occur remotely at 10:00 A.M. on the fifteenth (15th) Business Day immediately following the Company’s receipt of such notice; and (ii) not to fund the Distributable Cash Shortfall, then the Distributable Cash Shortfall shall be deemed to be a Mandatory Capital Contribution to be funded by APLD Holdings pursuant to Section 3.04(e); provided that the amount of Corresponding Common Units to be issued to the Macquarie Investor in connection with any Accepted Opportunity shall be calculated as if the Macquarie Investor would have funded 100% of its Macquarie Accepted Opportunity Contribution, disregarding any reduction of such Macquarie Accepted Opportunity Contribution in respect of the Cash Recycling Reduction Reserve. For the avoidance of doubt, no Preferred Units shall be issued to, and no Capital Account credit shall be made in favor of, the Macquarie Investor in respect of any reduction of the Project Commitment in respect of the Cash Recycling Reserve pursuant to this Section 6.11(c), and for the avoidance of doubt, such reduction shall not be treated as a Capital Contribution by the Macquarie Investor for any purpose under this Agreement, including for purposes of calculating the MOIC, Minimum MOIC, Adjusted Springing Minimum MOIC or Liquidation Preference Amount.

6.12 Macquarie Accepted Opportunity Contributions.

(a) Within two (2) Business Days after the later to occur of (i) the APLD Accepted Opportunity Contribution Closing with respect to an Accepted Opportunity and (ii) the date that is the fifteenth (15th) Business Day following the delivery of the Business Opportunity Final Response with respect to such Accepted Opportunity, the Macquarie Investor shall make a Capital Contribution to the Company in an amount, in cash, equal to the Macquarie Accepted Opportunity Contribution Amount with respect to such Accepted Opportunity (each, a “Macquarie Accepted Opportunity Contribution”) in respect of such Accepted Opportunity in exchange for (A) such number of additional Preferred Units equal to the quotient of (x) the amount of such Macquarie Accepted Opportunity Contribution, divided by (y) one thousand (1,000) (as adjusted for splits, combinations or other similar changes of or to the outstanding Preferred Units), and (B) the Corresponding Common Units, in accordance with the terms and subject to the conditions set forth in this Section 6.12 and Section 6.11(c) (clauses (A) and (B), the “Additional Macquarie Accepted Opportunity Securities”).

(b) The consummation of each Macquarie Accepted Opportunity Contribution with respect to an Accepted Opportunity (each, a “Macquarie Accepted Opportunity Contribution Closing”) shall take place remotely concurrently with the APLD Accepted Opportunity Contribution Closing with respect to such Accepted Opportunity in accordance with and subject to the terms and conditions of this Section 6.12. At each Macquarie Accepted Opportunity Contribution Closing, subject to the satisfaction of the conditions set forth in Section 6.12(b)(i) and Section 6.12(b)(ii) and upon funding of the applicable Macquarie Accepted Opportunity Contribution Amount, the Company shall issue and sell to the Macquarie Investor, and the Macquarie Investor shall purchase from the Company, in consideration of the Macquarie Accepted Opportunity Contribution Amount, payable by wire transfer of immediately available funds to the account(s) set forth by the Company in writing at or prior to the Macquarie Accepted Opportunity Contribution Closing, the Additional Macquarie Accepted Opportunity Securities.

(i) The obligation of the Macquarie Investor to purchase Additional Macquarie Accepted Opportunity Securities from the Company at each Macquarie Accepted Opportunity Contribution Closing, if any, is subject to the fulfillment, to the Macquarie Investor’s satisfaction, on or prior to the date of the applicable Macquarie Accepted Opportunity Contribution Closing, of the following conditions, any of which may be waived in writing by the Macquarie Investor in its sole discretion:

(A) no judgment, writ, order, injunction, or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Authority, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority enjoining or preventing the consummation of the applicable Macquarie Accepted Opportunity Contribution Closing;

(B) any regulatory or governmental approval shall have been obtained and any waiting period with respect to the Macquarie Accepted Opportunity Contribution Closing shall have elapsed;

(C) as of the Macquarie Accepted Opportunity Contribution Closing, there shall not have occurred and be continuing any material breach or default by APLD Holdings or the Company under this Agreement;

(D) concurrently with the Macquarie Accepted Opportunity Contribution Closing, APLD Holdings shall have made each of the Pre-Agreed APLD Mandatory Capital Contribution and the APLD Accepted Opportunity Contribution, in such case, with respect to such Accepted Opportunity;

(E) as of the Macquarie Accepted Opportunity Contribution Closing, the Specified Lease to which such Macquarie Accepted Opportunity Contribution Closing relates shall be in full force and effect, and there shall not have occurred and be continuing any material breach or default by the Company or any of its Subsidiaries thereunder;

(F) as of the Macquarie Accepted Opportunity Contribution Closing, neither the Company nor any of its Subsidiaries shall be in material default with respect to any Indebtedness;

(G) as of the Macquarie Accepted Opportunity Contribution Closing, no Trigger Event or Step-in Event shall have occurred and be outstanding;

(H) the Company and its Subsidiaries shall be Solvent at the time of Macquarie Accepted Opportunity Contribution Closing (provided, that for purposes of this Section 6.12(b)(i)(H), such Solvency is determined on a pro forma basis for and assuming the funding of the Macquarie Accepted Opportunity Contribution), as of immediately prior to the Macquarie Accepted Opportunity Contribution Closing;

(I) the funding of the Macquarie Accepted Opportunity Contribution Amount would not violate Applicable Law;

(J) the Company shall have delivered to the Macquarie Investor a certificate, executed on behalf of the Company by an officer of the Company, dated one (1) Business Day prior to the date of the Macquarie Accepted Opportunity Contribution Closing, certifying, in their capacity as such officer, to the fulfillment of all of the conditions specified above; and

(K) the Company shall have delivered to the Macquarie Investor a certificate, executed by an officer of APLD Holdings, dated one (1) Business Day prior to the date of the Macquarie Accepted Opportunity Contribution Closing, certifying, in their capacity as such officer, to the fulfillment of all of the conditions specified in clause (C) (solely as such representation and warranty relates to itself) and clause (D) of this Section 6.12(b)(i).

Notwithstanding anything contained in this Agreement to the contrary, including Section 13.04, with respect to any and all disputes whatsoever arising out of or otherwise relating to this Section 6.12(b)(i), including, with respect to whether any of the conditions set forth in this Section 6.12(b)(i) have been satisfied in full or otherwise with respect to the interpretation of this Section 6.12(b)(i), shall be settled in accordance with Section 6.06(e), mutatis mutandis, without giving effect to the last sentence thereof.

(ii) The Company’s obligation to sell and issue Macquarie Accepted Opportunity Contribution Securities to the Macquarie Investor at each Macquarie Accepted Opportunity Contribution Closing is subject to the fulfillment to the Company’s reasonable satisfaction on or prior to the date of the applicable Macquarie Accepted Opportunity Contribution Closing of the following conditions, any of which may be waived in writing by the Company in accordance with this Agreement:

(A) the Macquarie Investor shall have delivered to the Company the Macquarie Accepted Opportunity Contribution pursuant to wire instructions provided by the Company at or prior to the Macquarie Accepted Opportunity Contribution Closing; and

(B) no judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Authority, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority enjoining or preventing the consummation of the applicable Macquarie Accepted Opportunity Contribution Closing.

(c) The Company will use the proceeds of each Macquarie Accepted Opportunity Contribution to (i) pay any Specified Distributions; (ii) fund the acquisition, construction and development of the relevant Accepted Opportunity; and/or (iii) reimburse APLD Holdings for any funding made in connection with a Specified Funding Event or replenish the amount of Adjusted Distributable Cash used in connection with a Specified Funding Event in accordance with Section 3.05.

(d) For the avoidance of doubt, the Macquarie Investor shall have no obligation to fund any additional Capital Contributions pursuant to Section 3.04(c) unless the conditions set forth in Section 6.12(b)(i) have been satisfied.

6.13 Corporate Services Agreement.

(a) Effective as of the Effective Date, the Company and certain of its Subsidiaries, on the one hand, and APLD, and certain of its Subsidiaries, on the other hand, entered into the Corporate Services Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, in accordance with and subject to the terms of this Agreement, including Section 6.03, the “Corporate Services Agreement”), pursuant to which, among other things, the parties thereto shall receive and/or provide certain corporate services, assets and/or other resources, on a transitional and extended basis, all on the terms and conditions set forth therein. The Corporate Services Agreement is hereby deemed approved in all respects by each Member who is a Member as of the Effective Date and, without further action, notice or deed, by virtue of admission as a Member, who becomes a Member after the Effective Date; provided that any material changes or amendments to the Corporate Services Agreement following the Effective Date shall be subject to Section 6.03.

(b) At any time following the sixth (6th) anniversary of the Effective Date (the “CSA Separation Deadline”), the Macquarie Investor shall have the right to cause the Company to: (i) terminate the Corporate Services Agreement (or one or more services provided thereunder) in accordance with its terms; (ii) provide, or cause one of its Subsidiaries to provide, at reasonable market rates and reasonable costs, one or more services that were being rendered to the Company or its Subsidiaries under the Corporate Services Agreement, including through causing the Company or its Subsidiaries to hire relevant personnel, other than any Member or Affiliate thereof, and acquire any other applicable resources, (iii) engage, at reasonable market rates, such Person or Persons, other than any Member or Affiliate thereof, as and to the extent reasonably necessary to provide the services that were being rendered under the Corporate Services Agreement or otherwise provided by APLD, its Affiliates or their respective employees, officers or directors immediately prior to such termination, including, without limitation, by causing APLD or such applicable Affiliate to assign to the Company any and all third party service or similar agreements pursuant to which APLD or such applicable Affiliate provides such services to the Company under the Corporate Services Agreement; and (iv) subject to the prior written consent of APLD Holdings (which consent shall not be unreasonably withheld, conditioned or delayed), take such further action as and to the extent reasonably necessary for the Company and its Subsidiaries to operate on a Stand-alone Basis, in the case of each of clauses (i), (ii), (iii) and (iv), by providing a thirty (30)-day prior written notice to the Company.

(c) If, at any time prior to the CSA Separation Deadline, APLD Holdings or any of its Affiliates breaches any material obligation under the Corporate Services Agreement that is not cured within the cure periods set forth under the Corporate Services Agreement (or within thirty (30) days if the Corporate Service Agreement is silent on the relevant cure period), the CSA Separation Deadline shall be deemed automatically accelerated with respect to the affected services and the Macquarie Investor shall be entitled to immediately exercise all rights and remedies set forth under Section 6.13(b) with respect to the affected services.

6.14 Related Party Arrangements.

(a) Subject only to Section 6.03, in the event the Company or any of its Subsidiaries is contemplating entering into, amending, modifying, terminating, extending or renewing a Related Party Arrangement, such Related Party Arrangement and any material action relating to any of the foregoing (including change orders, certifications regarding compensation or additional compensation, disputes or other similar matters) shall be subject to the approval of the Members by the affirmative vote of the disinterested Members who hold, in the aggregate, a majority of the Common Units then held by all of the disinterested Members (and all the Members who are not disinterested shall recuse themselves from such vote) (collectively, the “Disinterested Member”). For purposes of the definition of “Disinterested Members,” a “disinterested” Member means, with respect to a Related Party Arrangement, any Member that does not have and its Affiliates do not have any material pecuniary or other material interest in such Related Party Arrangement.

(b) Notwithstanding anything to the contrary in this Agreement, any (i) approval or consent that the counterparty to a Related Party Arrangement is required to obtain from the Company under such Related Party Arrangement, (ii) action or decision by the Company or any Subsidiary relating to any breach or default (or alleged breach or default) by any party to a Related Party Arrangement (including a waiver of the breach or default, notice of breach or default or notice of termination for breach or default in accordance with the terms of such Related Party Arrangement or the pursuit of any related indemnity or other action or legal proceeding in respect of any of the foregoing) or (iii) exercise or enforcement of any of the Company’s or its Subsidiaries’ rights or remedies or enforcement of any of the counterparty’s obligations, in each case, under a Related Party Arrangement, shall be solely conducted on behalf of the Company by the Disinterested Member.

(c) Notwithstanding anything to the contrary in this Agreement, the Disinterested Member shall have the right to exercise, on behalf of the Company and any of its Subsidiaries, any and all rights, powers and privileges of the Company and its Subsidiaries in respect of any Related Party Arrangement, including the Corporate Services Agreement, including the authority to negotiate, approve and execute documents, in each case, to the extent reasonably necessary to give effect to the authority of the Disinterested Member under Section 6.14(a) and Section 6.14(b). For the avoidance of doubt, nothing in this Section 6.14 shall give, or be deemed to give, the Disinterested Member any power, right or authority on behalf of the counterparty to any Related Party Arrangement, including the Corporate Services Agreement, with respect to any action, including any decision, approval, consent, election, exercise, enforcement or otherwise, that may be taken by the counterparty to such Related Party Arrangement under such Related Party Arrangement or otherwise.

6.15 [***]

6.16 Leadership Team. The Company, subject to the Macquarie Investor consent pursuant to Section 6.03, shall select and hire the Leadership Team that is reasonably acceptable to APLD Holdings promptly after the Effective Date (the “Initial Leadership Team”); provided, however, that the Macquarie Investor hereby expressly consents to the selection and hiring by the Company of each of the individuals set forth on Schedule V hereto to serve on the Initial Leadership Team in the capacity set forth opposite such individual’s name on Schedule V. APLD Holdings shall cause the Management Team and the remainder of the team and employees needed to operate the Company and its Subsidiaries on a Stand-alone Basis (including with respect to any Accepted Opportunities) to be employed by the Company or its Subsidiaries on or before the later to occur of (x) October 6, 2026, and (y) the sixtieth (60th) day following the date the Company and its Subsidiaries (i) have signed one or more IG Leases (excluding for the avoidance of doubt, the ELN Lease) for an aggregate of Two Hundred (200) megawatts of contracted Capacity, and (ii) have reached the first Ready for Service Date for any such IG Lease(s). Notwithstanding anything in this Agreement to the contrary, for so long as the Investor Governance Conditions are satisfied, the Company shall not, and shall not permit any Subsidiary of the Company to dismiss, terminate or replace the Leadership Team (other than for Cause) without unanimous approval of the Members (and subject to Section 6.03); provided, however, that, for the avoidance of doubt, in accordance with Section 6.07, other than in connection with the exercise of the Macquarie Investor’s rights under Section 6.06, the dismissal or removal of the Chief Executive Officer or Chief Financial Officer of the Company shall require only the prior written consent of APLD Holdings, after consultation with the Macquarie Investor, and the Macquarie Investor shall have only a consultation right (and not a consent or approval right) with respect to such dismissal or removal, other than in connection with Cause.

6.17 Certain Covenants. Notwithstanding anything in this Agreement to the contrary, for so long as any Preferred Units remain outstanding, the Company shall not, and shall not permit any Subsidiary of the Company to either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the consent from the Macquarie Investor, effect, permit to be effected, or take any of the following (including the delegation of authority to any Person or officer to take any such actions), and any such act or transaction effected into without such consent shall be null and void ab initio, and of no force or effect:

(a) with respect to (x) the Company, and (y) any other holding company or partnership that is a Subsidiary of the Company, conduct, transact or otherwise engage in any business or operations other than (a) the ownership of the Securities of the Company or any of its Subsidiaries, (b) the maintenance of the legal existence of the Company or any of its Subsidiaries, including the ability to incur fees, costs and expenses relating to such maintenance, (c) participation in tax, accounting and other administrative matters as owner of the Securities of the Company or any of its Subsidiaries and reporting related to such matters, (d) the incurrence of fees, costs and expenses relating to overhead and general operations, including professional fees for legal, tax and accounting matters, (e) the provision of indemnification as permitted hereunder, (f) financing activities, including the issuance of securities, incurrence of debt, payment of dividends and making contributions to the capital of any Subsidiary of the Company, (g) the ownership of assets owned by the Company on the Effective Date or acquired by the Company or any of its Subsidiaries after the Effective Date in accordance with the terms of this Agreement and (h) activities directly incidental and necessary to the businesses or activities described in clauses (a) to (g) of this Section 6.17;

(b) form any new Subsidiary of the Company unless the Company owns, directly or indirectly, 100% of the Securities of such Subsidiary; or

(c) effect any restructuring or reorganization of the Company or its Subsidiaries in a manner that would impair the economic or agreed terms of the Preferred Units, with it being agreed that formation of an entity intended by the Company to qualify as a “taxable REIT subsidiary” (as defined in Section 856 of the Code) with respect to a Macquarie REIT shall not be treated as impairing the economic terms of the Preferred Units (provided, that prior to such formation, the Company shall notify the Macquarie Investor of its intention to form such entity and shall consult in good faith with the Macquarie Investor to determine the impact of the formation of such entity on the Macquarie Investor or any Macquarie REIT); or

(d) become a party to any agreement which by its terms expressly restrict the rights and preferences of the Preferred Units under this Agreement.

6.18 APLD Pipeline Loan.

(a) Up until the date that is thirty (30) months following the Effective Date, APLD Holdings may require the Company to use a portion of any Adjusted Distributable Cash to provide APLD Holdings with one or more loans to fund the development of the APLD Pipeline (the “APLD Pipeline Loan”) pursuant to and subject to the order of priority for distribution of Adjusted Distributable Cash as set forth in Section 5.02(a)(ii)(A) and Section 5.02(a)(ii)(B), provided that the total principal amount outstanding under all such loans at any time shall not exceed the lesser of (i) One Hundred Million Dollars ($100,000,000.00), and (ii) twenty percent (20%) of the Capital Contributions made by APLD Holdings as of the relevant date (the “APLD Loan Cap Amount”). Subject to satisfaction of the APLD Loan Disbursement Conditions, the APLD Pipeline Loan will be available to APLD Holdings upon written request from APLD Holdings to the Company and the Macquarie Investor, which request shall include: (i) the amount required to be disbursed under the APLD Pipeline Loan (the “APLD Pipeline Loan Principal Amount”), (ii) the use of proceeds of such APLD Pipeline Loan Principal Amount, including a detailed description of the relevant APLD Pipeline development, and (iii) a statement duly executed on behalf of APLD Holdings by an officer of APLD Holdings, certifying, in their capacity as such officer, to the satisfaction of all APLD Loan Disbursement Conditions (which statement shall be re-submitted by APLD Holdings (1) Business Day prior to the date of the disbursement of any APLD Pipeline Loan Principal Amount) (the “APLD Pipeline Loan Disbursement Request”).

(b) Subject to the APLD Loan Cap Amount and the satisfaction of all APLD Loan Disbursement Conditions, the Company shall advance to APLD Holdings an amount equal to APLD Pipeline Loan Principal Amount within two (2) Business Days following the receipt of the APLD Pipeline Loan Disbursement Request.

(c) The APLD Pipeline Loan Principal Amount shall accrue interest at a rate equal to the average interest rate of all Indebtedness incurred by the Company at the time of the APLD Pipeline Loan Disbursement Request (the “APLD Pipeline Loan Interest Rate”). The APLD Pipeline Loan Interest Rate shall accrue daily from the actual date of drawing each APLD Pipeline Loan Principal Amount until its repayment in full and shall be computed on the basis of a three hundred sixty-five (365)-day year (the “APLD Pipeline Loan Interests”). All APLD Pipeline Loan Interests accrued shall be due and payable in cash to the Company on the last day of each calendar month following disbursement, provided, that in no event shall the APLD Pipeline Loan Interests be payable in kind or added to the principal of any APLD Pipeline Loan Principal Amount.

(d) The maturity date of all APLD Pipeline Loan Principal Amounts shall be April 6, 2028 (regardless of the respective disbursement date) or such other date as may be approved by the Macquarie Investor in writing (the “APLD Pipeline Loan Maturity Date”); provided that all APLD Pipeline Loan shall accelerate and become due and payable immediately, (i) upon the occurrence of any of the events set forth in Sections 6.18(e)(i) or Section 6.18(e)(ii), and (ii) if the Redemption Right or the Put Right is exercised pursuant to Section 7.10(a) or Section 7.10(b), as applicable.

(e) APLD Holdings shall repay any APLD Pipeline Loan Principal Amount as follows:

(i) If the APLD Pipeline funded by an APLD Pipeline Loan becomes an Accepted Opportunity, then the portion of the APLD Pipeline Loan Principal Amount (but for the avoidance of doubt, not the APLD Pipeline Loan Interests) equal to the APLD Accepted Opportunity Contribution shall become immediately due and payable and the relevant Pre-Agreed APLD Mandatory Capital Contributions required pursuant to Section 6.11(b)(vii)(B) shall be reduced by such APLD Pipeline Loan Principal Amount so paid by APLD Holdings;

(ii) If the APLD Pipeline funded by an APLD Pipeline Loan becomes a Declined Opportunity, then (A) the APLD Pipeline Loan Principal Amount and any accrued and unpaid APLD Pipeline Loan Interests shall become immediately due and payable upon APLD Holdings or any of its Affiliates obtaining financing (either through Indebtedness or equity) to fund such Declined Opportunity; and (B) any proceeds from such financing shall be first used to pay, on a dollar for dollar basis, any unpaid APLD Pipeline Loan Interests and the APLD Pipeline Loan Principal Amount relating to such Declined Opportunity; and

(iii) If by the APLD Pipeline Loan Maturity Date (A) the APLD Pipeline funded by an APLD Pipeline Loan does not become an Accepted Opportunity, or (B) neither APLD Holdings nor any of its Affiliates obtains financing to fund any Declined Opportunity pursuant to Section 6.18(e)(ii), then the APLD Loan Principal Amount and any unpaid APLD Pipeline Loan Interests shall be payable in cash by APLD Holdings at the APLD Pipeline Loan Maturity Date.

Article VII

Restrictions on Transfers.

7.01 General Provisions. Subject to Section 7.02, no Member may Transfer all or any portion of its Membership Interest without the prior written consent of the Members, which consent may be withheld, conditioned or delayed for any or no reason.

7.02 Permitted Transfers. Subject to compliance with this Section 7.02, Section 7.03, Section 7.09 and Section 7.12, a Member shall be free at any time, without having to obtain the consent of the Members required under Section 7.01, to Transfer (each, a “Permitted Transfer”) all or any portion of such Member’s Membership Interest to (each, a “Permitted Transferee”):

(a) in the case of APLD Holdings, to any Person;

(b) in the case of the Macquarie Investor, (i) at any time from the Effective Date until and including October 6, 2030, to (x) any of its Related Party Transferees; or (y) any of its Co-Investment Vehicles that are not Restricted Transferees; or (ii) at any time after October 6, 2030, to any Person, other than to any of the Persons set forth on Exhibit F hereto (which Exhibit F may be updated by APLD Holdings at any time and from time to time to include additional Persons that engage in a Competing business, as determined by APLD Holdings in good faith, subject to the approval of Macquarie Investor, which approval shall not be unreasonably withheld, conditioned or delayed) (such Person, a “Restricted Transferee”), except that the restriction on Transfers to the Restricted Transferees shall not apply to any Transfer in connection with a Forced Sale Transaction or at any time during which APLD Holdings is deemed a Defaulting Member;

(c) a Third Party Purchaser in accordance with the provisions set forth in Section 7.08 (Drag-Along Rights) or Section 7.11 (Forced Sale Right);

(d) in such Member’s capacity as a Tagging Member, to a Third Party Purchaser in accordance with the provisions of Section 7.09 (Tag-Along Rights); or

(e) the Company in accordance with the provisions set forth in Section 7.10 (Redemption Right; Put Right) or Section 7.12 (Right of First Offer).

7.03 Conditions to Transfer.

(a) Notwithstanding any other provision of this Agreement (other than in connection with a Drag-Along Sale pursuant to Section 7.08 (Drag-Along Right)) or in connection with a repurchase pursuant to Section 7.10 (Redemption Right; Put Right) or Section 7.12 (Right of First Offer), in connection with any Transfer of any Membership Interest, except in the case of a Transfer on death or involuntarily by operation of Applicable Law, the Members may require that any or all of the following additional conditions precedent are satisfied:

(i) the Transferor and Transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably necessary in the opinion of counsel to the Company or reasonably required by the Members, to effect such Transfer and to confirm the agreement of the Transferee to be bound by the provisions of this Agreement (including this Article VII);

(ii) the Members shall have reasonably determined that the proposed transfer will not cause the Company to be treated other than as a partnership for U.S. tax purposes, including pursuant to the “publicly traded partnership” rules under Code Section 7704 and the Regulations promulgated thereunder;

(iii) Transferor and Transferee shall provide the Company with such information and documentation as the Company may reasonably request to establish that the proposed Transferor will not result in the Company having a withholding obligation under Code Section 1446(f); and

(iv) the Transferor shall provide written confirmation from the proposed Transferee reasonably satisfactory to the Company to the effect that such Transfer will not violate any applicable securities laws regulating the transfer of securities.

(b) Notwithstanding any other provision of this Agreement (other than in connection with (x) a Sale of the Company in which the total amount to be received by the Macquarie Investor in respect of its Preferred Units and Corresponding Common Units equals the Liquidation Preference Amount with respect thereto, (y) a Drag-Along Sale pursuant to Section 7.08 (Drag-Along Rights) or (z) a Forced Sale Transaction pursuant to Section 7.11 (Forced Sale Right)), in connection with any Transfer of any Membership Interest by APLD Holdings or its Transferees, the Macquarie Investor may require that any or all of the following additional conditions precedent are satisfied:

(i) if, after giving effect to such Transfer, such Transferee shall or would reasonably be expected to Control the Company (or APLD Holdings shall or would reasonably be expected to cease to Control the Company), such Transferee shall be a Qualified Data Center Operator;

(ii) if, after giving effect to such Transfer, such Transferee (x) shall or would reasonably be expected to Control the Company (or APLD Holdings shall or would reasonably be expected to cease to Control the Company), the Transferee shall be sufficiently creditworthy to satisfy its obligations under this Agreement, including those obligations applicable to APLD Holdings (including the obligation to fund any Mandatory Capital Contribution), which may be conclusively evidenced by a customary equity commitment letter, parent guarantee or other similar guarantee on terms and from a Person reasonably satisfactory to the Macquarie Investor; or (y) shall not or would not reasonably be expected to Control the Company (or APLD Holdings shall not or would not reasonably be expected to cease to Control the Company), then APLD Holdings shall continue to have its obligations under this Agreement (including the obligation to fund 100% of any and all Mandatory Capital Contributions), to the extent the Transferee does not provide the assurances set forth in clause (x) above with respect to its pro rata portion of any Mandatory Capital Contribution; and

(iii) the conditions set forth in Section 7.03(a) shall be satisfied in the reasonable opinion of the Macquarie Investor.

(c) Notwithstanding any other provision of this Agreement, no Membership Interest shall be Transferred or issued if, to the knowledge of the Transferor or the Company, in the case of a Transfer or issuance, respectively: (i) such Transfer or issuance (A) is prohibited by the Applicable Law or (B) would require the prior consent of any Governmental Authority without which completing such Transfer or issuance would have material adverse consequences on the Company and its Subsidiaries, if applicable, and such prior consent has not been obtained as of the date on which such Transfer or issuance would otherwise be effective; (ii) such Transfer or issuance would cause a significant risk that the Company becomes subject to the provisions of the Investment Company Act of 1940 (without exemption therefrom) or that the Company’s assets would be deemed “plan assets” for purposes of the Employee Retirement Income Security Action of 1974, as amended; (iii) such Transfer or issuance is to any Person who lacks the legal right, power, or capacity to own such Membership Interest; (iv) such Transfer or issuance is to any Person who is a Sanctioned Person or a Person that is acting in violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions; (v) to any Person who derives a material portion of its revenue from a Sanctioned Country; (vi) if such Transfer or issuance would require the registration of the Transferred or issued Membership Interests pursuant to applicable securities laws; (vii) if such Transfer would cause the Company to have more than 100 partners, as determined for purposes of Treasury Regulation Section 1.7704-1(h); or (viii) if such Transfer would cause the Company to be treated as a publicly traded partnership within the meaning of Code Section 7704 and Treasury Regulation Section 1.7704-1; provided, however, that in the case of clauses (i) through (viii), the knowledge of the Transferor or the Company, as applicable, shall be deemed satisfied if the Transferor or the Company, as applicable, shall have received representations and warranties in the applicable transfer or subscription documents confirming the same and shall have performed reasonable and customary due diligence to confirm the accuracy of such representations and warranties as and to the extent the Transferor or the Company, as applicable, deems appropriate, including the assistance of external counsel.

(d) For the avoidance of doubt, an indirect Transferee of Membership Interests shall not be required hereby to execute and deliver the instruments contemplated by Section 7.03(a) or Section 7.03(b) (other than Section 7.03(b)(ii), if applicable).

7.04 Rights of Non-admitted Transferees. Notwithstanding anything contained herein to the contrary, a Transferee of a Membership Interest who is not admitted as a Member pursuant to Section 7.05 shall be entitled to allocations and distributions attributable to the Membership Interest Transferred to the same extent as if the Transferee were a Member, but shall have no right to participate in the management of the Company or to vote or give a consent on any matter calling for the approval or consent of the Members (and any requisite percentage or majority shall be computed as if the Transferred Membership Interest did not exist), shall have no right to any information or accounting of the affairs of the Company or to inspect the books or records of the Company, shall be subject to the Drag-Along Rights and the Company’s redemption and redemption rights set forth in this Article VII, shall not have any consent rights, any tag-along rights under Section 7.09 (Tag-Along Rights) or any preemptive rights, redemption rights or put rights and shall not have any of the other rights of a Member under the Act or this Agreement. For the avoidance of doubt, this Section 7.04 shall in no event legitimize or otherwise validate any Transfer of Membership Interests made in violation of this Agreement.

7.05 Admission of Transferee as Member. Subject to the other provisions of this Article VII, a Transferee of a Membership Interest may be admitted to the Company as a Member only upon satisfaction of all of the following conditions:

(a) the Members shall consent to such admission (other than in connection with a Transfer of Membership Interests pursuant to Section 7.02(a) or 7.02(b));

(b) the Membership Interest with respect to which the Transferee is admitted was acquired by means of a Transfer permitted under Section 7.01 or Section 7.02 and otherwise complies with Section 7.03(b); and

(c) the Transfer otherwise complied with Section 7.03, including the delivery of documentation evidencing the agreement by the Transferee to be bound by, and become a party to, this Agreement as a Member.

7.06 Effect of Disposition. Following any direct Transfer of a Member’s entire Membership Interest, the Member shall have no further rights, and shall be relieved of its obligations, as a Member, other than with respect to rights and obligations arising prior to such time or pursuant to Section 6.09 (Indemnification) or Section 6.10 (Confidentiality) herein. In addition, following any Transfer permitted under this Article VII, including a Permitted Transfer, the Member shall have no further rights or obligations as a Member with respect to that portion Transferred, other than with respect to rights and obligations arising prior to such time or pursuant to Section 5.10 (Withholding), Section 6.08 (Liability of Parties), Section 6.09 (Indemnification), Section 6.10 (Confidentiality), Section 7.07 (Prohibited Transfers), Section 13.03 (Governing Law; Jurisdiction; Venue), Section 13.04 (Dispute Resolution), Section 13.05 (Binding Agreement), and Section 13.10 (Waiver of Jury Trial). Notwithstanding anything to the contrary herein, upon a direct Transfer to a Transferee that has been admitted as a Member in accordance with this Agreement, such Transferee shall be entitled to all rights, and be subject to all obligations, of the Transferring Member under this Agreement with respect to the Units or other Securities Transferred, including voting and consent rights, information, accounting and inspection rights, tag-along rights, preemptive rights, redemption rights, put rights and all other rights and obligations, arising from and after the effective date of such Transfer, and this Agreement will be read with the required changes to effect the intent of this provision. Any allocation of pre- and post-Transfer rights between the Transferor and Transferee shall not be binding on the Company or any other Member unless agreed in writing by the Company or such other Member.

7.07 Prohibited Transfers. Any purported Transfer that is not permitted under this Section 7.07 shall be null and void and of no effect whatsoever. In the case of a Transfer or attempted Transfer that is not permitted under this Agreement, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified persons may incur (including incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

7.08 Drag-Along Rights.

(a) If, at any time and from time to time after the Effective Date, a Sale of the Company pursuant to which a majority of the then outstanding Common Units are to be sold (a “Drag-Along Sale”) to a Third Party Purchaser is proposed (i) by APLD Holdings (provided, that APLD Holdings is not then a Defaulting Member), or (ii) in connection with a Forced Sale Transaction pursuant to Section 7.11, by the Special Sale Committee (each, an “Initiating Drag-Along Party”), then the Initiating Drag-Along Party may require all of the Members (each, a “Drag-Along Seller” and collectively, the “Drag-Along Sellers”) to participate in such Drag-Along Sale in accordance with and subject to this Section 7.08. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Initiating Drag-Along Party may only require the Macquarie Investor to participate in a Drag-Along Sale if the Drag-Along Sale shall result, except as may result from the application of Section 7.14, in the sale of all of the Membership Interest then held by the Macquarie Investor for consideration in cash and/or Highly Liquid Securities, which amount of cash, together with the Fair Market Value of such Highly Liquid Securities, if any, as of the closing of the Drag-Along Sale, equal to, in the aggregate, no less than (i) with respect to the Preferred Units and the Corresponding Common Units, the Liquidation Preference Amount; and (ii) with respect to all Common Units (other than the Corresponding Common Units) held by the Macquarie Investor, if any, the Fair Market Value of such Common Unit as of the closing of the Drag-Along Sale. In order for an Initiating Drag-Along Party to exercise the Drag-Along Right pursuant to this Section 7.08, the Initiating Drag-Along Party shall, at least twenty (20) days prior to the closing of the Drag-Along Sale, give notice to all of the Drag-Along Sellers specifying (I) the identity of the prospective Third Party Purchaser, (II) the consideration to be received by the Drag-Along Sellers and any other material terms and conditions of the proposed Drag-Along Sale, (III) the date of anticipated closing of the Drag-Along Sale, and (IV) the action or actions reasonably requested or reasonably required by the Initiating Drag-Along Party or the prospective Third Party Purchaser in the proposed Drag-Along Sale of each Drag-Along Seller (without limiting those that may be requested or required in the future) in order to complete or facilitate such proposed Drag-Along Sale (the “Drag-Along Sale Notice”). Notwithstanding anything contained herein to the contrary, for purposes of this Section 7.08, any and all “rollover” equity shall be treated as being sold.

(b) At the request of the Initiating Drag-Along Party, each of the Drag-Along Sellers shall sell to the Third Party Purchaser in the Drag-Along Sale (x) if APLD Holdings is the Initiating Drag-Along Party, the same proportion as then being sold by APLD Holdings of its Securities (treating any rollover equity as being sold), except that the Macquarie Investor shall sell all of the Membership Interests held by the Macquarie Investor or (y) if the Special Sale Committee is the Initiating Drag-Along Party, the proportion required by the Special Sale Committee; provided, that in the case of this clause (y), such proportion is the same proportion as then being sold by all Drag-Along Sellers of their respective Securities (treating any rollover equity as being sold), except that the Macquarie Investor shall sell all of the Membership Interests held by the Macquarie Investor. In connection with each Drag-Along Sale pursuant to this Section 7.08, each of the Drag-Along Sellers shall (1) refrain from exercising any dissenters’ rights or rights of appraisal under Applicable Law at any time with respect to such Drag-Along Sale, (2) vote for (whether at a meeting of Members or by written consent), consent to and raise no objections against, and not otherwise intentionally impede or materially delay, such Drag-Along Sale, and (3) upon the request of the Initiating Drag-Along Party, execute and deliver a definitive purchase and sale agreement (and all other agreements, documents, instruments, and certificates in connection therewith), in substantially the same form and substance as the definitive purchase and sale agreement (and all other agreements, documents, instruments, and certificates in connection therewith) that are (A) if APLD Holdings is the Initiating Drag-Along Party, executed and delivered by APLD Holdings or (B) if the Special Sale Committee is the Initiating Drag-Along Party, required by the Special Sale Committee (which, in the case of this clause (B), shall be in substantially the same form and substance for all Drag-Along Sellers), which, in the case of clauses (A) and (B), may include covenants, agreements, conditions, escrows, indemnities and releases as the Initiating Drag-Along Party determines; provided, however, that:

(i) any indemnification obligation of any Drag-Along Seller in connection with the Drag-Along Sale shall be (x) several and not joint, (y) limited to the gross proceeds received by such Drag-Along Seller in the Drag-Along Sale, and (z) (1) if APLD Holdings is the Initiating Drag-Along Party, the same (or no more onerous) caps, baskets, deductibles, exclusions, reductions, adjustments and other limitations on liability applicable to APLD Holdings or (2) if the Special Sale Committee is the Initiating Drag-Along Party, the caps, baskets, deductibles, exclusions, reductions, adjustments and other limitations on liability required by the Special Sale Committee, except that in the case of this clause (2), such caps, baskets, deductibles, exclusions, reductions, adjustments and other limitations on liability shall be substantially the same (or no more onerous) for all the Drag-Along Sellers; provided, however, that:

(A) unless the Special Sale Committee is the Initiating Drag-Along Party acting in connection with the exercise of a Forced Sale Remedy, in no event shall any Drag-Along Seller that is the holder of both Preferred Units and Corresponding Common Units (each, a “Drag-Along Preferred Holder” and collectively, the “Drag-Along Preferred Holders”) be required to join in any indemnification obligations in connection with the Drag-Along Sale (other than any indemnification obligations with respect to the Fundamental Representations made by such Drag-Along Preferred Holder) pursuant to this Section 7.08 if (1) the Initiating Drag-Along Party is not also providing indemnities in connection with such Drag-Along Sale in accordance with Section 7.08(b)(i), or (2) the upfront consideration received by such Drag-Along Preferred Holder at the consummation of such Drag-Along Sale, whether in cash or Highly Liquid Securities, does not meet or exceed the applicable Minimum MOIC;

(B) if (1) APLD Holdings is the Initiating Drag-Along Party or (2) the Special Sale Committee is the Initiating Drag-Along Party acting in connection with the exercise of a Forced Sale Remedy in accordance with Section 6.06(b)(ii) (other than in the case of clause (v) of the definition of Trigger Event), subject to Section 7.08(b)(i)(A), the Drag-Along Sellers shall be obligated to join in any and all indemnification obligations in connection with the Drag-Along Sale pro rata based on the number of Common Units (including Corresponding Common Units) sold by such Drag-Along Sellers in connection with such Drag-Along Sale; provided, however, that, except as provided in Section 7.14, in no event shall any Drag-Along Preferred Holder’s liability under this Section 7.08(b)(i)(B) (other than any such indemnification obligations with respect to a breach by the Drag-Along Preferred Holder of the Fundamental Representations made by such Drag-Along Preferred Holder), exceed an amount equal to (x) a fraction, the numerator of which is the total number of Common Units (including Corresponding Common Units) being Transferred by such Drag-Along Preferred Holder in such Drag-Along Sale and the denominator of which is the total number of Common Units (including Corresponding Common Units) being Transferred by all of the Drag-Along Sellers in such Drag-Along Sale, multiplied by (y) the difference (not less than zero), if any, between (I) the Liquidation Preference Amount and (II) the Minimum MOIC (any such difference (not less than zero), the “Drag-Along Indemnity Amount”); and

(C) if the Special Sale Committee is the Initiating Drag-Along Party acting in connection with the exercise of a Forced Sale Remedy in accordance with Section 6.06(b)(ii) solely in the case of clause (v) of the definition of Trigger Event or acting in connection with the exercise pursuant to clause (i) of Section 7.11(a), subject to Section 7.08(b)(i)(A), the Drag-Along Sellers shall be obligated to join in any and all indemnification obligations in connection with the Drag-Along Sale, pro rata based on the gross proceeds received by such Drag-Along Seller in connection with such Drag-Along Sale.

(ii) such Drag-Along Seller shall enter into a customary confidentiality agreement with the Third Party Purchaser in substantially the same form and substance as the confidentiality agreement that is (x) if APLD Holdings is the Initiating Drag-Along Party, entered into by APLD Holdings or (y) if the Special Sale Committee is the Initiating Drag-Along Party, required by the Special Sale Committee (which, in the case of this clause (x) shall be in substantially the same form and substance for all Drag-Along Sellers), but in the case of clauses (x) and (y), only to the extent expressly required by such Third Party Purchaser;

(iii) such Drag-Along Seller shall only be obligated to make Fundamental Representations, but, subject to the limitations set forth under Section 7.08(b)(i), shall, except as provided in Section 7.14, be subject to (x) if APLD Holdings is the Initiating Drag-Along Party, the substantially same indemnification provisions applicable to APLD Holdings irrespective of whether the Drag-Along Seller made the representations and warranties subject to such indemnification provisions, or (y) if the Special Sale Committee is the Initiating Drag-Along Party, the indemnification provisions required by the Special Sale Committee irrespective of whether the Drag-Along Seller made the representations and warranties subject to such indemnification provisions; provided, that, in the case of this clause (y), such indemnification provisions shall, except as provided in Section 7.14, be the same for all the Drag-Along Sellers, but, in the case of clauses (x) and (y), only to the extent expressly required by such Third Party Purchaser, as evidenced by the inclusion of the applicable language in the draft of the definitive agreement;

(iv) each Drag-Along Seller shall be required to enter into such releases or waivers of claims or other similar covenants as are required by the Third Party Purchaser; and

(v) each Drag-Along Seller shall be required to enter into such post-transaction noncompetition, non-solicitation or other restrictive covenant agreements as are required by the Third Party Purchaser; and

(vi) in connection with the Drag-Along Sale, neither APLD Holdings nor the Macquarie Investor nor any of their respective Affiliates or Permitted Transferees shall be required to (A) enter into any non-competition, non-solicitation or other restrictive covenant agreement of any type, or (B) be subject to any joint and several liability;

(vii) except as provided in Section 7.14, the Company may hold back or deposit in escrow any portion of the proceeds payable to the Drag-Along Sellers in connection with a Drag-Along Sale pursuant to this Section 7.08 in order to satisfy any post-transaction indemnification, purchase price adjustment or other similar customary obligation on a pro rata basis, (x) in connection with a Drag-Along Sale described in Section 7.08(b)(i)(B), based on the number of Common Units (including Corresponding Common Units) sold by the Drag-Along Sellers in connection with such Drag-Along Sale (except that in the case of this clause (x) the amount so held back or deposited into escrow with respect to each Drag-Along Preferred Holder shall not exceed the Drag-Along Indemnity Amount payable to such Drag-Along Preferred Holder), or (y) with respect to a Drag-Along Sale described in Section 7.08(b)(i)(C), based on the amount of the gross proceeds received by the Drag-Along Sellers in connection with the Drag-Along Sale; provided, however, that in no event shall the Company be entitled to hold back or deposit in escrow any proceeds of the Drag-Along Sale payable to any Drag-Along Preferred Holder pursuant to this Section 7.08(b)(vii) if the upfront consideration received by such Drag-Along Preferred Holder in connection with such Drag-Along Sale does not meet or exceed the applicable Minimum MOIC.

(c) No Drag-Along Seller shall have any right to and shall not, without the prior written approval of the Initiating Drag-Along Party, or without the participation of the Initiating Drag-Along Party, communicate directly or indirectly with the Third Party Purchaser with respect to the terms of the Drag-Along Sale, or negotiate any terms of the Drag-Along Sale with the prospective Third Party Purchaser in the Drag-Along Sale.

(d) In the event that the Securities to be Transferred pursuant to the Drag-Along Sale Notice include Units of different classes or series, the consideration received by the Drag-Along Sellers in such Drag-Along Sale in respect of such different classes or series of Units shall, except as provided in Section 7.14, be allocated among the Drag-Along Sellers in accordance with Section 5.02(a)(ii) and Section 5.09, assuming, for purposes thereof, that the Securities sold in such Sale of the Company are the only Securities then outstanding and the proceeds thereof are deemed Adjusted Distributable Cash or ELN Project Adjusted Distributable Cash, as applicable.

(e) Notwithstanding anything to the contrary contained in this Section 7.08, in the event that all or a portion of the consideration payable to the Drag-Along Sellers in such Drag-Along Sale consists of securities (i) if the sale of such securities to the Drag-Along Sellers would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of the Initiating Drag-Along Party, any one or more of the Drag-Along Sellers may receive, in lieu of such securities, the Fair Market Value of some or all of such securities in cash and (ii), except to the extent such securities are Highly Liquid Securities paid in accordance with Section 7.08(a), the Macquarie Investor shall, in its sole discretion, have the option to receive, in lieu of such securities, the Fair Market Value of some or all of such securities in cash.

(f) In the event that a definitive agreement with respect to the Drag-Along Sale contemplated by a Drag-Along Sale Notice has not been consummated by the parties thereto within two hundred seventy (270) days after the delivery of the Drag-Along Sale Notice for such Drag-Along Sale (subject to reasonable extension to the extent necessary solely to obtain governmental approvals required in order to consummate the Drag-Along Sale), then such Drag-Along Sale Notice shall be null and void, each Drag-Along Seller shall be released from its obligations under such Drag-Along Sale Notice and it shall be necessary for a separate Drag-Along Sale Notice to be furnished by the Initiating Drag-Along Party, and the other terms and provisions of this Section 7.08 separately complied with, in order to consummate a Drag-Along Sale pursuant to this Section 7.08; provided that the Initiating Drag-Along Party shall not be entitled to deliver a new Drag-Along Sale Notice prior to the date that is twelve (12) months following the end of the two hundred seventy (270) days period (as extended pursuant to this Section 7.08).

(g) To the extent not paid by the Company or the purchaser in such Drag-Along Sale, in connection with the completion of the Drag-Along Sale, all costs and expenses incurred directly by each Drag-Along Seller shall be paid by such Drag-Along Seller.

(h) Notwithstanding anything contained herein to the contrary, if the Initiating Drag-Along Party is entitled to receive rollover equity as all or part of the consideration in connection with a Drag-Along Sale and the other Drag-Along Sellers are only entitled to receive cash as consideration in connection with such Drag-Along Sale, then the form of consideration in such Drag-Along Sale offered to the Initiating Drag-Along Party and the other Drag-Along Sellers shall nonetheless be deemed to be the same based on the Fair Market Value of such rollover equity, and any issuance of such rollover equity to the Initiating Drag-Along Party shall not, in and of itself, cause such Drag-Along Sale to be on different terms and conditions.

7.09 Tag-Along Rights.

(a) Notwithstanding anything contained herein to the contrary, subject to Section 7.09(g), if, at any time after the Effective Date, one or more Members other than the Macquarie Investor (collectively, the “Tagged Selling Members”) propose to Transfer, to a Third Party Purchaser Common Units representing more than twenty percent (20%) of the Common Units held by such Member as of the Effective Date and the Transfer is otherwise made in accordance with this Article VII (a “Tag-Along Sale”), then the Tagged Selling Members shall deliver written notice (a “Tag-Along Sale Notice”) of such proposed Tag-Along Sale to each other Common Member (each, an “Eligible Tag-Along Member”) at least twenty (20) days prior to the consummation of such proposed Tag-Along Sale (provided that the consummation of such Tag-Along Sale is conditioned upon compliance with this Section 7.09), setting forth (i) the number of Common Units proposed to be Transferred (the “Tag-Along Securities”); (ii) the amount and form of consideration to be received for such Common Units comprising the Tag-Along Securities by the Tagged Selling Members and any other consideration to be received, directly or indirectly, by the Tagged Selling Members in connection with such Tag-Along Sale; (iii) any other material terms and conditions of the proposed Tag-Along Sale, including a copy of the proposed definitive agreement (if available); (iv) the proposed date of execution of the definitive agreements in connection with the proposed Tag-Along Sale; (v) the name and address of the prospective Third Party Purchaser; (vi) the fraction, expressed as a percentage, determined by dividing the total number of Common Units proposed to be sold by the Tagged Selling Members (excluding any Common Units being sold by the Tagging Member directly to the Third Party Purchaser, if any) by the total number of Common Units owned by the Tagged Selling Members (the “Tag-Along Sale Percentage”); and (vii) an invitation to each Eligible Tag-Along Member to elect (the Eligible Tag-Along Members making such election being the “Tagging Members” and, together with the Tagged Selling Member, the “Tag-Along Sellers”) to include in the Tag-Along Sale such Tag-Along Member’s Tag-Along Sale Percentage of the Common Units owned by such Tagging Member as of the date of the Tag-Along Sale Notice. For the avoidance of doubt, no Transfer by the Macquarie Investor shall give any other Member the right to exercise tag-along pursuant to this Agreement.

(b) Upon delivery of a Tag-Along Sale Notice, each Eligible Tag-Along Member may elect to sell Common Units in such Tag-Along Sale pursuant, except as provided in Section 7.14, to terms and conditions no less favorable to the Eligible Tag-Along Member than those set forth in the Tag-Along Sale Notice (subject to this Section 7.09(b) and Sections 7.09(c) and (f)), by delivering an irrevocable written notice (a “Tag-Along Participation Notice”) to the Company within ten (10) days of the date of delivery of the Tag-Along Sale Notice, indicating its election to sell up to the number of Common Units in the Tag-Along Sale specified by such Eligible Tag-Along Member in such Tag-Along Participation Notice (such specified number not in any event to exceed the Tag-Along Sale Percentage of the total number of Common Units owned by such Eligible Tag-Along Member as of the date of the Tag-Along Sale Notice). Upon delivery of a Tag-Along Participation Notice, the Tagging Member that has delivered such Tag-Along Participation Notice shall be obligated:

(i) to sell to the Third Party Purchaser on terms and conditions no less favorable, except as provided in Section 7.14, in all material respects to the Tagging Member than those set forth in the Tag-Along Sale Notice (subject to Sections 7.09(b), (c), (d) and (f)), concurrently with the Tagged Selling Members and the other Tag-Along Sellers, the number of Common Units set forth in the Tag-Along Participation Notice (not to exceed the Tag-Along Sale Percentage of the total number of Common Units owned by such Eligible Tag-Along Member as of the date of the Tag-Along Sale Notice) so long as such sale occurs within one hundred eighty (180) days (subject to reasonable extension to the extent necessary to obtain governmental approvals required in connection with the applicable Tag-Along Sale) after the expiration of the ten (10) day period for giving Tag-Along Participation Notices with respect to such Tag-Along Sale (the “Maximum Tag-Along Period”); provided, further, that a Tagging Member may withdraw from participation in such Tag-Along Sale if such Tag-Along Sale is not consummated within two hundred and seventy (270) days after the expiration of the ten (10) day period for giving Tag-Along Participation Notices with respect to such Tag-Along Sale;

(ii) to make the same representations and warranties and agree to substantially the same covenants (subject to Section 7.09(f)) as the Tagged Selling Members make and agree to in connection with such Tag-Along Sale; and

(iii) to enter into substantially the same definitive agreement entered into by the Tag-Along Sellers, which, except as results from the application of Section 7.14, shall be on terms and conditions no less favorable in all material respects to the Tagging Member than those set forth in the Tag-Along Sale Notice.

(c) To the extent not paid by the Company or the Third Party Purchaser, in connection with the completion of the Tag-Along Sale, each Tag-Along Seller shall bear any and all out-of-pocket costs and expenses incurred by such Tag-Along Seller.

(d) Notwithstanding anything contained herein to the contrary, in the event that the Third Party Purchaser does not desire to purchase all of the Common Units proposed to be sold by the Tag-Along Sellers (collectively, the “Total Tag-Along Units”), then the number of Common Units which may be sold by each Tag-Along Seller shall then be determined by multiplying the aggregate number of Common Units proposed to be sold by such Tag-Along Seller (as set forth in its Tag-Along Sale Notice or Tag-Along Participation Notice, as applicable), by a fraction, the numerator of which is the total number of Common Units the prospective Third Party Purchaser is willing to purchase and the denominator of which is the total number of Total Tag-Along Units (the “Tag-Along Proportion”). Such reduced number of Common Units (rounded to the nearest whole number of Common Units for each Tag-Along Seller) shall be purchased and sold in accordance with this Section 7.09.

(e) For the avoidance of doubt, if the terms and conditions of any definitive agreement or other terms and conditions applicable to any Tag-Along Sale entered into or proposed to be entered into by the Tagged Selling Members are more favorable (including by contemplating a higher price) than, or otherwise materially differ from, those terms and conditions (including price) set forth in the Tag-Along Sale Notice and Tag-Along Participation Notice, then the Tagged Selling Members shall not consummate such Tag-Along Sale until first again complying with the terms of this Section 7.09 anew.

(f) Subject to the provisions of this Section 7.09, all determinations as to whether to complete any Tag-Along Sale and as to the timing, manner and other terms of any such Tag-Along Sale shall be at the sole and absolute discretion of the Tagged Selling Members; provided, that, except as provided in Section 7.14, the Tag-Along Sale is consummated (i) within the Maximum Tag-Along Period, (ii) at the price per Common Unit set forth in the Tag-Along Sale Notice and (iii) on terms and conditions that are no less favorable in all material respects to the Tagging Members than the terms and conditions set forth in the Tag-Along Sale Notice. No Eligible Tag-Along Member shall have any right to and shall not, without the prior written approval of the Tagged Selling Members, communicate, directly or indirectly, with, or negotiate any terms of the Tag-Along Sale with the purchaser in the Tag-Along Sale. Notwithstanding the foregoing, a Tag-Along Sale may be consummated by the Tagged Selling Members and, if any of them so elect in writing, one or more of the Tagging Members on less advantageous terms to them (which may include a decrease in the price per Unit) than those set forth in the Tag-Along Sale Notice, in which case such Tag-Along Sale, if consummated, will be consummated on such new terms and will not again be subject to the provisions of this Section 7.09 so long as such Tag-Along Sale is consummated within the Maximum Tag-Along Period. For the avoidance of doubt, any original Tagging Member that does not elect to sell on such less advantageous terms shall not be required to do so. With respect to any Tag-Along Securities referred to in a Tag-Along Sale Notice that are not sold by the Tagged Selling Members on or prior to the expiration of the Maximum Tag-Along Period, such Tag-Along Securities will again be subject to the provisions of this Section 7.09 upon any subsequent applicable Transfer of such Tag-Along Securities by such Tagged Selling Member. For the avoidance of doubt, the Tagged Selling Members shall only be permitted to sell Tag-Along Securities to the Third Party Purchaser if the Third Party Purchaser concurrently purchases from the Tagging Members all of the Common Units that the Tagging Members elected to sell to the Third Party Purchaser pursuant to the terms set forth in this Section 7.09 (as may be reduced pursuant to Section 7.09(d)) on terms no less favorable in all material respects to the Tagging Members than those set forth in the Tag-Along Sale Notice (unless elected otherwise by the applicable Tagging Member).

(g) This Section 7.09 shall not apply to: (1) any Transfer permitted under Section 7.02, except, in the case of Section 7.02(a), to a Transfer to any Person that is not an Affiliate of APLD Holdings or, in the case of Section 7.02(b), to a Transfer to any Person that is not described in clause (i) thereof; (2) any transaction pursuant to which a Drag-Along Sale Notice is delivered pursuant to Section 7.08, but only if such transaction is consummated; or (3) the repurchase by the Company or its designee, which may include APLD Holdings, APLD or any of their respective Affiliates, of any Units from any Member pursuant to Section 7.10, Section 7.12 or pursuant to any Separate Agreement between the Company and such Member.

(h) This Section 7.09 shall terminate with respect to all Members upon the earlier to occur of (i) the consummation of an Initial Public Offering and (ii) the consummation of a Deemed Liquidation Event.

7.10 [***]

7.11 [***]

7.12 [***]

7.13 [***]

7.14 REIT Transfer Requirements.

(a) For so long as any Macquarie REIT directly or indirectly holds Units, the Company and the Members agree that, except as otherwise agreed by the parties in writing:

(i) in connection with any transaction pursuant to this Agreement where the Macquarie Investor sells or otherwise disposes of all, but not less than all, of its Units or is forced or required to dispose of its Units, including pursuant to Sections 7.10, 7.11 or 7.12 (but this Section 7.14(a)(i) shall not apply to a transaction described in Section 7.12 where the ROFO Notice indicated that the offer was for Units, rather than the Macquarie REIT Shares) but for the application of this Section 7.14(a)(i), such transaction will be structured as a sale or other disposition of the equity interests in any Macquarie REIT as the Macquarie Investor shall elect (or proportional share thereof in the event of any such transaction in which less than all Units of the Company will be sold or otherwise disposed) and the applicable provisions of this Agreement irrespective of such Transfer shall apply to the Transferor of the equity interests in the Macquarie REIT, mutatis mutandis, and the price and form of consideration payable for such Macquarie REIT shares shall be the same as the price and form of consideration that would have been payable had such Macquarie Investor sold the relevant Units directly in such transaction; and

(ii) in connection with any Initial Public Offering, the Macquarie Investor shall have the right to elect to have the equity interests in any Macquarie REIT to be converted into, or exchanged for, a number of shares of one or more classes of equity securities of the public entity utilized in such Initial Public Offering and the price and form of consideration payable for such Macquarie REIT shares shall be the same as the price and form of consideration that would have been payable had such Macquarie Investor sold the relevant Units directly in such transaction.

Article VIII

WITHDRAWAL

8.01 Restrictions on Withdrawal. Except as otherwise expressly permitted in this Article VIII, without the consent of the Members and the Macquarie Investor, a Member does not have the right to withdraw from the Company as a Member or to terminate its Membership Interest.

8.02 Withdrawal Payment; Reserves. Upon a permitted withdrawal, the withdrawing Member shall be entitled to receive the amount such Member would have been entitled to receive in respect of such Member’s Units if the Company were dissolved and its assets liquidated in accordance with Article IX for a gross amount equal to the Fair Market Value of the Company as of the withdrawal date (as determined after giving effect to the revaluation of Company assets pursuant to Section 3.07 and as if an Accounting Period ended immediately prior to the withdrawal date), payable in cash or in kind, as the Members may select, and subject to the limitations and other provisions of this Article VIII. The payment to a withdrawing Member shall be made within ninety (90) days after the date of withdrawal or, at the option of the Members, in twenty (20) equal quarterly installments of principal, the first of which shall be paid within ninety (90) days after the date of withdrawal, together with interest on the unpaid principal balance at a rate equal to the mid-term applicable federal rate under Code Section 1274 (for quarterly compounding periods) as of the date of withdrawal. If installment payment is elected, interest shall accrue from the date of withdrawal and shall be paid together with each quarterly installment of principal, and the Company at any time may prepay, in whole or in part, the amount owing, which prepayment shall be applied first to accrued but unpaid interest and then to principal installments in their inverse order of maturity. The amount payable to a withdrawing Member under this Section 8.02 may, as the Members shall determine, be subject to reserves for subsequent adjustments in the computation of the withdrawal amount and reserves for contingencies, including contingent liabilities relating to pending or anticipated litigation or to Internal Revenue Service examinations, and to a reasonable charge to cover the cost of selling or liquidating assets in order to effect payment to the withdrawing Member. Any amount withheld as a reserve shall reduce the amount payable under this Section 8.02 and shall be invested at interest by the Company in a segregated account (which may be commingled with similar accounts). The unused portion of any reserve shall be distributed with interest thereon after the Members shall have determined that the need therefor shall have ceased. Upon a permitted withdrawal, the entire Membership Interest of the withdrawing Member automatically shall be deemed cancelled.

8.03 Withdrawing Member’s Rights. Following the date of a withdrawal, the withdrawing Member shall have no further rights as a Member and, in the event that any money is still owed to the withdrawing Member after the date of withdrawal, the withdrawing Member shall have only the rights of an unsecured creditor of the Company.

Article IX

DISSOLUTION, LIQUIDATION, AND TERMINATION

9.01 Dissolution. The Company shall be dissolved automatically and its affairs shall be wound up on the first to occur of the following:

(a) at any time upon the consent of the Members, subject to Section 6.03; or

(b) ninety (90) days after the date on which the Company no longer has at least one (1) Member, unless a new Member is admitted to the Company during such ninety (90) day period.

9.02 Liquidation.

(a) Subject to Section 6.03, upon a dissolution of the Company requiring the winding-up of its affairs, the Members (or, in its absence, the Members and all references to the Members in this Article IX shall mean the Members) shall wind up its affairs. The assets of the Company shall be sold within a reasonable period of time to the extent necessary to pay or to provide for the payment of all debts and liabilities of the Company and may be sold to the extent deemed practicable and prudent by the Members. The Members shall designate one or more Members to control the dissolution process, including the sale of the assets and distributions to the Members in accordance with this Article IX.

(b) Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company remaining after satisfaction of all such debts and liabilities and the creation of any reserves under Section 9.02(e), shall be distributed to the Members in accordance with the distribution provisions set forth in Section 5.02(a)(iii). Any property distributed in kind in the liquidation shall be valued at Fair Market Value.

(c) The allocations and distributions provided for in this Agreement are intended to result in the Capital Account balance of each Member immediately prior to the distribution of the Company’s assets pursuant to this Section 9.02 being equal to the amount that would be distributable pursuant to Section 9.02(b). Notwithstanding anything contained in Article IV to the contrary, in the event of an actual liquidation, dissolution or winding up of the Company, the Members is authorized to make reasonable, appropriate adjustments to the allocation of items of income, gain, loss, and deduction as necessary to cause the balance of each Member’s Capital Account immediately prior to the distribution of the Company’s assets pursuant to this Section 9.02 to equal or to be as nearly equal as practicable to the amount that would be distributable to each Member pursuant to Section 9.02(b).

(d) Distributions to Members pursuant to this Article IX shall be made by the end of the taxable year of the liquidation, or, if later, ninety (90) days after the date of such liquidation in accordance with Regulations Section 1.704-1(b)(2)(ii)(g).

(e) The Members may withhold from distribution under this Section 9.02 (other than distributions to the holder of Preferred Unit and Corresponding Common Units) such reserves as are required by Applicable Law and such other reserves for subsequent computation adjustments and for contingencies, including contingent liabilities relating to pending or anticipated litigation or to Internal Revenue Service examinations. Any amount withheld as a reserve shall reduce the amount payable under this Section 9.02 and shall be held by a Person designated by the Members for the benefit of the Members in a segregated interest-bearing account (which may be commingled with similar accounts). The unused portion of any reserve shall be distributed with interest thereon pursuant to this Section 9.02 after the Members shall have determined that the need therefor shall have ceased.

(f) If a Member has a deficit balance in its Capital Account after giving effect to all contributions, distributions, and allocations for all taxable years, including the year in which the liquidation occurs, the Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed by such Member to the Company or to any other Person, for any purpose whatsoever.

Article X

ALLOCATION RULES

10.01 Special Allocations.

(a) Minimum Gain Chargeback. Notwithstanding any other provision of Article IV or this Article X, except to the extent that Regulations Section 1.704-2(f) (or any other applicable authority) provides an exception to the operation of the minimum gain chargeback requirement of the Regulations, if there is a net decrease in Company Minimum Gain during any taxable year, each Member shall be specially allocated items of income and gain for such taxable year in an amount equal to such Member’s share of the net decrease in the Company’s Minimum Gain (within the meaning of Regulations Section 1.704-2(g)(2)), determined in accordance with Regulations Section 1.704-2(g). In the event that the minimum gain chargeback requirement imposed by this Sub-Section and Regulations Section 1.704-2(f) exceeds the Company’s income and gains for the taxable year, the excess shall be treated as a minimum gain chargeback requirement, and shall be specially allocated under this Subsection, in the immediately succeeding taxable years until fully charged back. Allocations pursuant to this Section 10.01(a) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto. The items to be allocated shall be determined in accordance with Regulations Sections l.704-2(f)(6) and 1.704-2(j). This Section 10.01(a) is intended to comply with the minimum gain chargeback requirement in the Regulations and shall be interpreted consistently therewith.

(b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of Article IV or this Article X, except to the extent that Regulations Section 1.704-2(i)(4) (or any other applicable authority) provides an exception to the operation of the partner nonrecourse debt minimum gain chargeback requirement of the Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), as of the beginning of that taxable year, shall be specially allocated items of income and gain for such taxable year (and, if necessary, succeeding taxable year) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. A Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain shall be determined in a manner consistent with the provisions of Regulations Sections 1.704-2(j)(2) and 1.704-2(i)(4). Allocations pursuant to this Subsection shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to this Subsection and Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and Section 1.704-2(j)(2). This Section 10.01(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6), items of income and gain (consisting of a pro rata portion of each item of income, including gross income and gain) shall be specially allocated to that Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible; provided, however, that an allocation pursuant to this Subsection shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article X (including, for avoidance of doubt, allocations pursuant to Section 10.01(d) below) have been tentatively made as if this Subsection were not a part of this Agreement.

(d) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any taxable year that is in excess of the sum of the amount such Member is obligated to restore, or the amount such Member is deemed obligated to restore pursuant to the next to last sentences of Regulations Section 1.704-2(g)(l) and Section 1.704-2(i)(5), the Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Subsection shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article X have been tentatively made as if this Subsection and the qualified income offset provision set forth in the preceding Subsection were not a part of this Agreement.

(e) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts of the Members shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(f) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be specially allocated to the Members in the same manner that Profits are allocated under Article IV for the applicable taxable year; provided, however, that in the event such allocation of Nonrecourse Deductions is not reasonably consistent (within the meaning of Regulations Section 1.704-2) with allocations of some other significant Company item attributable to the property securing the related nonrecourse debt, the Members shall have the discretion to make allocations that will satisfy the requirements of such Regulations.

(g) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(h) Corrective Allocations. The allocations set forth in the preceding Subsection of this Section 10.01 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss, or deduction pursuant to this Section 10.01(h). Therefore, notwithstanding any other provision of Article IV or this Article X (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of income, gain, loss, or deduction in whatever manner it determines to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated pursuant to Article IV. In making any allocation under this Section 10.01(h), the Members shall take into account future Regulatory Allocations under Sections 10.01(a) and 10.01(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 10.01(f) and (g).

10.02 Code Section 704(c).

(a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value using the “traditional method,” without curative allocations, as set forth in Regulations Section 1.704-3(b), unless otherwise selected by the Members.

(b) If the Gross Asset Value of any asset of the Company is revalued pursuant to Section 3.07(b), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder using the “traditional method,” without curative allocations, as set forth in Regulations Section 1.704-3(b), unless otherwise selected by the Members.

(c) Any elections or other decisions relating to allocations made under this Section 10.02 shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 10.02 are solely for income tax purposes and shall not affect or in any way be taken into account in computing, any Person’s Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement (other than as otherwise provided in Section 5.09).

(d) The provisions of this Section 10.02 are intended to comply with Code Section 704(c) and the Regulations promulgated thereunder. The Members shall make any modifications to this Agreement as may be required to comply with Code Section 704(c) and the Regulations thereunder.

10.03 Other Allocation Rules.

(a) Except as otherwise provided in this Agreement, items of taxable income, gain, loss, deduction, and credit shall be allocated among the Members for income tax purposes in a manner consistent with the allocations made for “book purposes” under Article IV and this Article X. Taxable income or loss for any taxable year that is not allocated pursuant to the preceding sentence and that is not otherwise allocated pursuant to Article IV or this Article X shall be allocated among the Members for tax purposes in the same proportion that Profit or Loss has been allocated for that taxable year under Article IV.

(b) For purposes of determining the Profits, Losses, or any other items allocable to any taxable year, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as reasonably determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

(c) Except as otherwise provided in this Agreement, all items of income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the applicable taxable year.

(d) Notwithstanding the other provisions of Article IV or this Article X, the Members is authorized to make any adjustment in the allocation of Profits or Losses provided for in such Articles if the Members considers in good faith that the adjustment is necessary and equitable to correct errors in allocations caused by errors in unaudited financial information or to correct inequities that may arise under this Agreement.

(e) Solely for purposes of determining each Member’s share of “excess nonrecourse liabilities” of the Company, as such term is defined in Regulations Section 1.752-3(a)(3), each Member’s interest in profits for any taxable year shall be based on the manner in which Profits are allocated for the relevant taxable year.

(f) To the extent permitted by Regulations Section 1.704-2(h)(3), the Company shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

10.04 Intended Tax Treatment. It is intended by the parties that, for federal and applicable state and local income Tax purposes, the portion of the Investors Initial Contribution that is treated as allocable to the Common Stock Purchase Warrants (as defined in the Purchase Agreement) under Section 5.8 of the Purchase Agreement will be treated as payment in respect of such Common Stock Purchase Warrants and a corresponding portion of the Excess Funding Distribution, ELN Project Refinancing Distributions and the Debt Repayment to APLD Holdings will be treated as made to APLD Holdings in respect of such purchase. The parties hereto intend that the Investors Initial Contribution, to the extent not addressed in the first sentence of this Section 10.04, shall, for federal, and applicable state and local, income tax purposes, be treated, under the principles of IRS Revenue Ruling 99-5, 1999-1 C.B. 434, as a contribution under Section 721(a) of the Code and resulting in a conversion of the Company from an entity that is disregarded as an entity separate from its owner to a partnership, the initial members of which shall be APLD (as the sole member of APLD Holdings, which is an entity disregarded from its owner) and the Macquarie Investor. To the extent available, it is the intention of the parties that, to the extent not addressed in the first sentence of this Section 10.04, the Excess Funding Distributions and ELN Project Refinancing Distributions to APLD Holdings by the Company pursuant to Sections 5.05 and 5.06 and the Debt Repayment be treated as a reimbursement of preformation expenditures within the meaning of Regulations Section 1.707-4(d)(1) or a debt-financed transfer of consideration by the Company that meets the requirements of Regulations Section 1.707-5(b), as applicable. Except to the extent of Excess Funding Distributions, ELN Project Refinancing Distributions and Debt Repayment that are addressed in the first sentence of this Section 10.04 or treated as reimbursement of preformation expenditures or as debt-financed transfers as described in the preceding sentence, the parties agree that, for U.S. federal (and applicable state and local) income tax purposes, the contribution of assets (or a deemed contribution of assets under the principles of IRS Revenue Ruling 99-5) by APLD to the Company shall be treated as a sale from APLD to the Company. The parties agree to treat each APLD Pipeline Loan as a loan from the Company to APLD Holdings and any payment by APLD Holdings to the Company in respect of the APLD Pipeline Loan Interest or APLD Pipeline Loan Principal Amount as a payment pursuant to such loan for U.S. federal income and applicable state and local tax purposes. The parties hereto agree for all tax reporting purposes to report the transactions contemplated by the Purchase Agreement in accordance with the tax treatment described in this Section 10.04, unless otherwise required pursuant to a determination as defined in Section 1313(a)(1) of the Code.

Article XI

BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS
AND INDEMNIFICATION FOR CERTAIN TAX ITEMS

11.01 Maintenance of Records. The Company shall maintain true and correct books and records, in which shall be entered all transactions of the Company, and shall maintain all other records necessary, convenient, or incidental to recording the Company’s business and affairs, which shall be sufficient to record the allocation of Profits and Losses and distributions as provided for herein. All decisions as to accounting principles, accounting methods, and other accounting matters shall be made by the Members, subject to Section 6.03. Except to the extent expressly set forth in this Agreement, including Section 11.02, in accordance with § 18-305(g) of the Act and to the extent permitted by the Act, no Member (other than APLD Holdings) shall be entitled to inspect the books and records of the Company or any of its Subsidiaries or shall be entitled to any other information with respect to the Company or any of its Subsidiaries.

11.02 Financial Information; Inspection and Other Rights.

(a) The Company shall deliver to the Macquarie Investor the financial information set forth in this Section 11.02:

(i) as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year ending on or after May 31, 2026, an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year, and the related consolidated statements of income or operations and cash flows for the Company and its Subsidiaries for such Fiscal Year, all in reasonable detail, prepared in accordance with GAAP;

(ii) as soon as available, but in any event within one hundred twenty (120) days after the end of each calendar year, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such calendar year, and the related consolidated statements of income or operations and cash flows for the Company and its Subsidiaries for such calendar year, all in reasonable detail, prepared in accordance with GAAP;

(iii) as soon as available, but in any event within forty-five (45) days after the end of each (a) calendar quarter ending on or after March 31, 2026, or (b) Fiscal Quarter ending on or after February 28, 2026, a consolidated unaudited balance sheet of the Company and its Subsidiaries as of the end of such calendar quarter or Fiscal Quarter, as applicable, and the related consolidated unaudited statements of income and cash flows of the Company and its Subsidiaries for such quarter;

(iv) promptly following delivery to any lender (or agent thereof) of the Company or any of its Subsidiaries, any report required to be delivered to such lender or agent pursuant to the terms of any credit or other financing agreement of the Company or any of its Subsidiaries;

(v) such financial, operational or other reporting and similar information provided to APLD Holdings (or its representatives), if and reasonably promptly after (and, in any case, in the same format) such information is delivered to APLD Holdings or its Representatives;

(vi) promptly upon request, copies of any Approved Budget or Approved SG&A Budget;

(vii) within ten (10) Business Days of the end of each month, (i) monthly financial reports prepared in accordance with GAAP; (ii) a reasonably detailed report on key performance indicators for the prior month and (iii) reasonably detailed monthly data center and leasing development and construction summary reports;

(viii) promptly upon request, information and/or updates regarding the Specified Policies (including status reports on the implementation thereof, details on compliance by the Company and its Subsidiaries with the terms and such other updates or reports as the Macquarie Investor may require with respect to the Specified Policies);

(ix) promptly upon the Company becoming aware of such matters; (i) any information relating to cases of fraud and/or corruption relating to the Company or its Subsidiaries; (ii) information on material litigation, claims, fines and disputes and investigations threatened or commenced against a Company or its Subsidiaries; (iii) information on any actual breach of a Material Contract by the Company or its Subsidiaries; (iv) any information in connection with a Major Incident; and

(x) such other reports and information as the Macquarie Investor may reasonably request, solely to the extent that such reports and other information is in the Company’s possession or control, or may otherwise be prepared by the Company or its Subsidiaries without undue burden or expense.

(b) From the Effective Date until such time as the Investor Governance Conditions first cease to be satisfied in full, the Company shall, and shall cause its Subsidiaries to, permit officers and designated Representatives of the Macquarie Investor to visit, inspect and examine any of the properties, assets, books and records of the Company and any of its Subsidiaries in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to discuss the affairs, finances and accounts of the Company and of any of its Subsidiaries with its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Macquarie Investor may desire; in each case, during normal business hours; provided that, such visit and inspection will be at the Macquarie Investor’s expense; provided, further, that in the exercise of the foregoing rights, the Macquarie Investor shall not, shall cause its Representatives not to, unduly disrupt the operation and conduct of the business of the Company or its Subsidiaries. Without limiting the foregoing, the Company shall, and shall cause its Subsidiaries to, provide reasonable access to the Macquarie Investor and designated Representatives of the Macquarie Investor to visit and review WHS on site and to review such records in relation to WHS as the Macquarie Investor may reasonably request.

(c) From the Effective Date until such time as the Macquarie Investor ceases to hold any Units of the Company or any Subsidiary thereof, the Company hereby agrees to (i) consult with the Macquarie Investor prior to the Company or any Subsidiary thereof entering into, terminating, waiving any material right under, making any material amendment or renewing on materially different terms any Material Contract and (ii) promptly following any such entry, termination, waiver, amendment or renewal, provide the Macquarie Investor with written notice thereof.

11.03 Policy and Procedures. Subject to Section 6.03, within ninety (90) days of the Effective Date, the Company shall establish and implement (with respect to itself and its Subsidiaries) the WHS, ESG, Cyber, Risk, DEI and other policies and procedures according to the minimum standards set forth in Schedule III (the “Specified Policies”), or otherwise adapt its existing policies and procedures to incorporate the minimum standards set forth in the Specified Policies. The Company shall, and shall cause its Subsidiaries to, maintain and comply with Specified Policies at all times after the implementation thereof. For so long as the Investor Governance Conditions are satisfied, APLD Holdings shall and shall cause its Controlled Affiliates (other than the Company and its Subsidiaries) to manage and operate all Business Opportunities (until such Business Opportunities become a Declined Opportunity) in accordance with the Specified Policies.

11.04 Tax Elections; Determinations Not Provided for in Agreement.

(a) Except as otherwise provided herein, including Section 6.03 and Section 2.08(c)(iii), the Members shall be empowered to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local tax law, and to decide in a fair and equitable manner any accounting procedures and other matters arising with respect to the Company or under this Agreement that are not expressly provided for in this Agreement. It is intended that the Company will timely identify under Section 1221(a)(7) of the Code any “hedging transaction” (as defined for purposes of Section 1221(b)) entered into by the Company or its Subsidiaries that is described in Section 856(b)(5)(G) of the Code, and the Company will provide each Member with a copy of any such hedge identification. Notwithstanding the foregoing, except, subject to Section 6.03 and Section 2.08(c)(iii), as approved by the Members and the holders of a majority of then outstanding Common Units, voting together as single class, the Company and all Members shall take any steps that may be necessary to elect or maintain partnership status for purposes of the Code and any applicable state or local tax law. No provision of this Agreement shall be construed to sanction or approve any action inconsistent with the preceding sentence.

(b) The Members shall have the right to cause the Company to elect to be excluded from Section 163(j) of the Code as an “electing real property trade or business” (within the meaning of Section 163(j)(7)(B) of the Code).

11.05 Partnership Audit Rules.

(a) For any period with respect to which the Company is subject to the Partnership Audit Rules, the Company will, with respect to any “final partnership adjustment” (as such term is defined for purposes of Code Section 6226(a) or any successor provision), make the election provided for in Code Section 6226(a) or any successor provision, unless otherwise determined by the Members. By executing this Agreement or a counterpart hereof, each Member (i) expressly authorizes the Tax Representative and the Company to take any and all action that is reasonably necessary under applicable federal income tax law (as such law may be revised from time to time) to cause the Company to make the election set forth in Code Section 6226(a), if a decision to make the election is so made, and (ii) expressly agrees to take any action, and furnish the Tax Representative with any information necessary, to give effect to such election.

(b) The Company’s Partnership Representative for purposes of the Partnership Audit Rules will be APLD Holdings, or such other eligible Person, as may be designated by the Members in writing. With respect to any period in which any non-individual is the Partnership Representative, the Members shall cause the Company to appoint an individual eligible to be a “designated individual” under the Code (the “Designated Individual”) through whom the Partnership Representative will act. In exercising its, his, her or their authority as Partnership Representative or Designated Individual, if any, under the Partnership Audit Rules, the Partnership Representative or Designated Individual, respectively, shall at all times be subject to the direction of the Members. The Partnership Representative and Designated Individual, if any (collectively, the “Tax Representative”), shall keep the Members and the Macquarie Investor informed reasonably promptly regarding the commencement and any developments in any Tax audit or other Tax proceeding of the Company as to which the Tax Representative is exercising authority. The Tax Representative shall (i) not settle or compromise any Tax audit or other Tax proceeding without (1) the approval of the Members (in each case, not to be unreasonably withheld, conditioned or delayed) and (2) to the extent such Tax audit or other Tax proceeding is reasonably expected to have a material adverse effect on the Macquarie Investor, the prior written approval of the Macquarie Investor (with such approval not to be unreasonably withheld, conditioned or delayed), and (ii) to the extent any Tax audit or other Tax proceeding is reasonably expected to have an adverse effect on the Macquarie Investor, consult with the Macquarie Investor before taking any significant action in connection with such Tax audit or other Tax proceeding and offer the Macquarie Investor an opportunity to comment on any written materials prior to submitting such materials to the relevant tax authority and reflect any reasonable comments of the Macquarie Investor. Tax Representative shall, in consultation with the Macquarie Investor (but only to the extent the audit or investigation is reasonably expected to have an adverse effect on the Macquarie Investor), employ experienced tax counsel to represent the Company in connection with any audit or investigation of the Company by a taxing authority and in connection with all subsequent administrative and judicial proceedings arising out of such audit. Promptly following the written request of the Partnership Representative and/or Designated Individual, the Company shall, to the fullest extent permitted by Applicable Law, reimburse and indemnify the Partnership Representative and/or Designated Individual, as the case may be, for all reasonable, documented, out-of-pocket expenses, including reasonable legal and accounting fees, claims, liabilities, losses, and damages incurred by the Partnership Representative and/or Designated Individual (in its, her or his capacity as such) in connection with any administrative or judicial proceedings (i) with respect to the tax liability of the Company and/or (ii) with respect to the tax liability of the Members in connection with the operations of the Company. If the Tax Representative is required by Applicable Law or regulation to incur fees and expenses in connection with tax matters not affecting each of the Members, then the Tax Representative may, in its reasonable discretion, seek reimbursement from or charge such fees and expenses to the Capital Accounts of those Members on whose behalf such fees and expenses were incurred.

(c) The Tax Representative shall use their commercially reasonable efforts to apply the rules and elections under the Partnership Audit Rules in a manner that minimizes the likelihood that any Member would bear any material tax, interest, or penalties as a result of any audit or proceeding that is attributable to another Member (other than a predecessor in interest). The Members and Tax Representative are hereby authorized to take any action required to cause the financial burden of any “imputed underpayment” (as determined under Code Section 6225) and associated interest, adjustments to tax, and penalties arising from a partnership-level adjustment that are imposed on the Company (an “Imputed Underpayment”) to be borne by the Members to whom such Imputed Underpayment relates as determined by the Tax Representative after consulting with the Company’s accountants or other advisers, taking into account any differences in the amount of taxes attributable to each Member because of such Member’s status, nationality, or other characteristics. Each Member hereby severally indemnifies and holds the Company, the Members, and the Tax Representative harmless for such Member’s respective portion of the financial burden of any Imputed Underpayment in accordance with the terms of Section 5.10. Each Member shall be jointly and severally liable with their predecessors in interest, if any, for amounts owed hereunder in respect of any predecessor in interest to such Member. No Member shall file a notice with the Internal Revenue Service under Code Section 6222(c)(1)(B) in connection with such Member’s intention to treat an item on such Member’s U.S. federal income tax return in a manner that is inconsistent with the treatment of such item on the Company’s U.S. federal income tax return.

(d) Each Member, by execution of this Agreement, (i) consents to the designation of the Partnership Representative and Designated Individual, (ii) consents to the provisions to change the Partnership Representative and Designated Individual, and (iii) agrees to execute, certify, acknowledge, deliver, swear to, file, and record, at the appropriate public offices, such documents as may be necessary or appropriate to evidence such consent. The Tax Representative shall serve as the Tax Representative until (1) the effective date (as determined under Regulations Section 301.6223-1(d)) of a resignation by the Partnership Representative; (2) the effective date (as determined under Treasury Regulation Section 301.6223-1(e)) of the revocation of the designation of the Partnership Representative by the Members; (3) the effective date (as determined under Regulations Section 301.6223-1(f)) of a determination by the Internal Revenue Service that the designation or appointment of such Tax Representative is not in effect, or (4) in the case of the Designated Individuals, the death of the Designated Individual. Any vacancy in the Partnership Representative or Designated Individual may be filled by the Members.

(e) The provisions of this Section 11.05 shall survive the termination of the Company or the termination of any Membership Interests and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company or the Members (relating to the operations of the Company).

11.06 Tax Returns. The Company shall cause to be prepared and timely file all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of the Schedule K-1 of the federal return and any similar schedule to the state return shall be furnished to the Members within 120 days following the end of the Company’s tax year or as promptly thereafter as practicable; provided, that, if the Company has not provided final Schedule K-1s by the fifteenth (15th) day of the eighth (8th) month following the close of the Company’s tax year, the Company shall provide to the Members within 120 days following the end of the Company’s tax year, or as promptly thereafter as possible, an estimate of the tax information that will be provided in the Member’s Schedule K-1 (it being understood that such estimate shall be based on information available to the Company as of such time, and therefore will be in draft form, may be incomplete, and will be subject to change). Each Member shall provide any forms (including an IRS Form W-9 or applicable IRS Form W-8) reasonably requested by the Company to allow the Company to determine the amount, if any, that is required to be withheld with respect to such Member under applicable tax laws.

11.07 Corporate Transparency Act. Each Member has provided, and will provide in a timely manner, to the Company, the information concerning the Member and any applicants and beneficial owners with respect thereto that must be disclosed by the Company to the Financial Crimes Enforcement Network of the Department of the Treasury under the Corporate Transparency Act, 15 USC § 5333 or to any other Person or Persons under any other similar Applicable Laws.

Article XII

VALUATION

12.01 Determination. The Fair Market Value of the assets of the Company, or of assets contributed to, or distributed by, the Company, or of the Company will be determined as follows:

(a) APLD Holdings and the Macquarie Investor shall negotiate in good faith to determine Fair Market Value for a period of thirty (30) days (the “FMV Negotiation Period”). If APLD Holdings and the Macquarie Investor have not agreed upon the Fair Market Value within the FMV Negotiation Period, then the Fair Market Value shall be determined by averaging the Fair Market Value determined by an appraiser selected by the APLD Holdings and an appraiser selected by the Macquarie Investor, each of whom shall be instructed to complete its valuation determination within thirty (30) days of its engagement for such purpose, provided that (x) if the values determined by the two (2) appraisers differ by more than 10% of the lower valuation, then a third appraiser shall be selected by the two (2) initial appraisers and the Fair Market Value shall be the average of the values determined by the two (2) closest appraisals; and (y) if the values determined by two (2) of the appraisers are equidistant from the value determined by the third appraiser (the “Middle Determination”), then the Fair Market Value shall be the amount of such Middle Determination (for this purpose values shall be considered equidistant if the differences between such values and the Middle Determination are within $10 million of each other). When determining the Fair Market Value of the Company, the appraisers shall be instructed to (A) base their valuation on a sale to a strategic buyer (i.e., another company engaged in high performance computer business for data center development other than for use in crypto-mining) in an arms-length transaction of all outstanding securities of the Company (in an all cash transaction, without taking into account minority interest, illiquidity, lack of control or similar discounts or any premiums for control), (B) take into consideration publicly and privately (to the extent available) traded data center company comparables (other than crypto-mining companies), (C) take into account all signed but uncommenced customer backlog, and (D) take into account other customary industry factors deemed relevant by the appraisers in setting the multiple and value, including the quality of assets and the growth potential thereof. Each appraiser retained hereunder shall be an investment banking firm with a national reputation, or a firm with recognized expertise in data center industry transactions; provided, however, that none of the appraisers shall be: (i) an Affiliate (without giving effect to the last sentence of the definition of “Affiliate”) of the Company or of any of the Macquarie Investor or APLD Holdings; or (ii) B. Riley Financial or its Affiliates.

(b) If the two (2) original appraisers cannot agree upon a third appraiser within ten (10) days following delivery of their initial valuation reports, or upon the request of the APLD Holdings and the Macquarie Investor, the third appraiser shall be appointed by the American Arbitration Association in New York City, New York. If, for any reason, an appraiser is not selected by either APLD Holdings or the Macquarie Investor, as applicable, within thirty (30) days after the FMV Negotiation Period, then the APLD Holdings or the Macquarie Investor, as the case may be, may give notice thereof to the other, and, if an appraiser is not appointed by the party or parties receiving such notice within fifteen (15) days thereafter, then the Fair Market Value shall be determined by a single appraiser selected by the party or parties that selected such appraiser initially.

(c) The Company and the Members shall cooperate with the appraisers as any appraiser may reasonably request and shall provide the appraisers with such information as any appraiser may reasonably request so that they may render their valuation determinations.

(d) The fees and expenses of each appraiser engaged with respect to each determination of Fair Market Value pursuant to this Section 12.01 shall be borne solely by the party whose determination of Fair Market Value was furthest from the final determination of Fair Market Value in accordance with this Section 12.01; provided, however, that if the final determination of Fair Market Value is equidistant between the determinations of APLD Holdings and the Macquarie Investor, the fees and expenses of each appraiser shall be borne equally by APLD Holdings and the Macquarie Investor.

Article XIII

GENERAL PROVISIONS

13.01 Notices. Except as otherwise explicitly set forth herein with respect to notice under certain specified circumstances, all notices, consents, waivers, requests, or other instruments or communications given pursuant to this Agreement shall be in writing, shall be signed by the party giving the same, and shall be delivered by hand; sent by registered or certified United States mail, return receipt requested, postage prepaid; sent by a recognized overnight delivery service; or sent electronically. Such notices, instruments, or communications shall be addressed, in the case of the Company, to the Company at its principal place of business and, in the case of any of the Members, to the address set forth in the Company’s books and records; except that any Member may, by notice to the Company and each other Member, specify any other address for the receipt of such notices, instruments, or communications. Except as expressly provided in this Agreement, any notice, instrument, or other communication shall be deemed properly given when sent in the manner prescribed in this Section 13.01. In computing the period of time for the giving of any notice, the day on which the notice is given shall be excluded and the day on which the matter noticed is to occur shall be included. If notice is given by personal delivery, then it shall be deemed given on the date personally delivered to such person. If notice is given by mail, it shall be deemed given when deposited in the mail addressed to the person to whom it is directed at the last address of the person as it appears on the records of the Company, with prepaid postage thereon. If notice is given by nationally recognized overnight courier delivery service, then it shall be deemed given on the date delivered to such nationally recognized overnight courier delivery service. If notice is given electronically, then it shall be deemed given (i) if such transmission occurs on a Business Day, on the date such electronic notice is transmitted, or (ii) if the transmission does not occur on a Business Day, the first Business Day after such electronic notice is transmitted, in the case of clauses (i) and (ii), provided that such electronic notice shall be sent concurrently by of one the other methods of notice set forth above. If notice is given in any other manner authorized herein or by law, it shall be deemed given when actually delivered, unless otherwise specified herein or by law.

13.02 Interpretation.

(a) Article, Section, and Sub-Section headings are not to be considered part of this Agreement, are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

(b) Use of the terms “herein,” “hereunder,” “hereof,” and like terms shall be deemed to refer to this entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise.

(c) Use of the word “including” or a like term shall be construed to mean “including, but not limited to.”

(d) Exhibits and schedules to this Agreement are an integral part of this Agreement.

(e) if any relevant date pursuant to this Agreement falls on a non-Business Day, the relevant date should be the first Business Day thereafter.

(f) Words importing a particular gender shall include every other gender, and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise.

(g) Any reference to a provision of the Code, Regulations, or the Act shall be construed to be a reference to any successor provision thereof.

(h) Unless otherwise expressly set forth in this Agreement, whenever the Members, the Macquarie Investor, the Company, any Subsidiary of the Company or APLD Holdings is entitled to take any action, exercise any right or make any decision, adjustment, election, calculation or other determination under or with respect to this Agreement, such action, right, decision, adjustment, election, calculation or other determination shall be taken, exercised or made, as applicable, by the Members, Macquarie Investor, the Company, such Subsidiary or APLD Holdings, as applicable, in its, his, her or their sole and absolute discretion.

13.03 Governing Law; Jurisdiction; Venue. This Agreement and all matters arising hereunder or with respect hereto, including tort claims (the “Covered Matters”) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

13.04 Dispute Resolution.

(a) Subject to Section 13.04(c), each of the Members shall use its commercially reasonable efforts to resolve any dispute among the Members that relates to this Agreement and to settle any such dispute through joint cooperation and consultation. Subject to Section 13.13, any dispute whatsoever among any of the Members with respect to the interpretation of, or relating to any alleged breach of, this Agreement that the Members are unable to settle within thirty (30) days, as set forth in the preceding sentence, shall be resolved by litigation in the courts listed in the immediately following sentence. Subject to Section 13.04(c), each Member hereto irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware (the “Chosen Courts”) with respect to any dispute arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such dispute may be heard and determined in such courts, (iii) agrees not to commence any dispute arising out of or based upon this Agreement except in the Chosen Courts and (iv) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such dispute, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that the dispute is brought in an inconvenient forum, that the venue of the dispute is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The Members hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Members further agree, to the fullest extent permitted by applicable law, that a final and unappealable judgment against any of them in any action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) To the extent that any Member has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Member hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(c) Notwithstanding anything contained in this Section 13.04 to the contrary, any and all disputes whatsoever arising out of or otherwise relating to Section 3.04(d)(iv), Section 3.04(e)(iv), Section 6.12(b)(i) or Section  6.06 shall be resolved solely in accordance with and subject to Section 3.04(e)(iv), Section 6.12(b)(i) and Section 6.06(e), respectively, and shall not be resolved in accordance with this Section 13.04.

13.05 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns; provided, however, that nothing in this Section 13.05 shall in and of itself permit any transfer or assignment of any rights or obligations under this Agreement.

13.06 Severability. Each item and provision of this Agreement is intended to be severable. Except to the extent otherwise expressly provided in this Agreement, if any term or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason whatsoever, that term or provision shall be modified only to the extent necessary to be enforced, such term or provision shall be enforced to the maximum extent permitted by Applicable Law, and the validity of the remainder of this Agreement shall not be adversely affected thereby.

13.07 Entire Agreement. This Agreement constitutes the entire agreement among the Members and their respective Affiliates with respect to the subject matters hereof and thereof and supersede any and all other understandings and agreements, either oral or in writing, between the Members with respect to the subject matters hereof and thereof.

13.08 Further Action. Each Member shall execute and deliver all papers, documents, and instruments and perform all acts that are necessary or appropriate to implement the terms of this Agreement and the intent of the Members.

13.09 Amendment or Modification.

(a) Notwithstanding any other provision of this Agreement, but subject to the other provisions of this Sections 13.09, this Agreement or any provision hereof may be amended, modified, altered, repealed or waived by the Members; provided, however, subject to the other provisions of this Section 13.09, this Agreement or any provision hereof may not be amended, altered or repealed (i) so as to alter the rights and preferences of, or adversely affect, the Common Units or the Preferred Units held by the Macquarie Investor under this Agreement without the written consent of the Macquarie Investor (it being understood and agreed that neither (A) the issuance of any Units in accordance with the terms of this Agreement and any amendment, alteration or repeal of this Agreement or any provision hereof in respect thereof nor and (B) any amendment, alteration or repeal that is administrative, regulatory or compliance with law in nature or that are otherwise de minimis or to correct typographical errors, shall be deemed adverse to the Common Units or Preferred Units or require the consent of the Macquarie Investor), (ii) to the extent the Macquarie Investor is specifically granted, by name, and continues to hold a particular right under this Agreement, so as to eliminate or limit the benefits of such right without the written consent of the Macquarie Investor, (iii) so as to materially and adversely affect the rights of a Common Member under this Agreement in a manner disproportionate from all Common Members (as opposed to an amendment that affects all Common Members in a proportional manner) without the written approval of the Common Member who would be so disproportionately affected thereby, or (iv) notwithstanding the foregoing, any changes to Sections 6.02, 6.03, 6.15 or 6.16 shall be deemed adverse to the Macquarie Investor and shall not be implemented without the written consent of the Macquarie Investor.

(b) Each amendment, modification, or waiver of this Agreement or any provision hereof made in accordance with this Section 13.09 shall be binding on each Member regardless of whether such Member consented thereto.

13.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

13.11 Counterparts. This Agreement may be executed in original or by facsimile or other electronic communication (including PDF or DocuSign) in several counterparts and, as so executed, shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or to the same counterpart.

13.12 Members’ Representations. Each Member hereby represents and warrants to each of the other parties that, on the Effective Date (and in respect of Persons who become a party to this Agreement after the Effective Date, such party hereby represents and warrants to each of the other parties on the date of its execution of this Agreement or joinder hereto) as follows:

(a) Such Member (if not a natural person) is duly organized or incorporated, validly existing, and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) Such Member (if not a natural person) has the requisite limited partnership, corporate, limited liability company, or other organizational power, authority, and legal capacity, as the case may be, to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein. Such Member (if a natural person) has the legal capacity to enter into this Agreement and perform such party’s obligations hereunder. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action, corporate or otherwise, of such party. This Agreement has been duly executed and delivered by such party and constitutes such party’s legal, valid, and binding obligation, enforceable against him, her, or it in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and the availability of equitable remedies.

(c) The execution and delivery by such party of this Agreement, the performance by such party of such Member’s obligations hereunder, and the consummation of the transactions contemplated herein by such Member does not and will not violate (i) in the case of parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement, operating agreement, trust instrument, or other similar document, (ii) any provision of any material agreement to which he, she, or it is a party or by which he, she, or it is bound, or (iii) any law, rule, regulation, judgment, order, or decree to which he, she, or it is subject.

(d) Such Member is not in breach of any agreement requiring it to preserve the confidentiality of any information, client/investor lists, trade secrets, or other confidential information, or any agreement not to compete, solicit clients/investors or employees of, or interfere with, any prior employer, and that neither the execution of this Agreement nor the performance by such Member of its obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement or policy to which such party is a party or may be subject.

(e) No consent, waiver, approval, authorization, exemption, registration, license, or declaration is required to be made or obtained by such party in connection with the execution, delivery, or enforceability of this Agreement or the consummation of any of the transactions contemplated herein.

(f) Such Member is not currently in violation of any law, rule, regulation, judgment, order, or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such party’s ability to enter into this Agreement or to perform such Member’s obligations hereunder.

(g) There is no pending legal action, suit, or proceeding that would materially and adversely affect the ability of such Member to enter into this Agreement or to perform such party’s obligations hereunder.

(h) Such Member is an “accredited investor”, as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, has acquired such party’s Units for such Member’s own account, for investment only, and not with a view to the sale or distribution of such Units or any portion of such Units. Such Member recognizes that an investment in the Company is speculative and involves certain risks and that such party could lose such party’s entire investment in the Company.

(i) Such party understands that the Units have not been registered under the Securities Act and may not be offered, resold, pledged, or otherwise transferred except: (x) pursuant to an exemption from registration under the Securities Act (and, if requested by the Company, based upon an opinion of counsel acceptable to the Company) or pursuant to an effective registration statement under the Securities Act and (y) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

(j) Such Member has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Units, having been represented by counsel, and has so evaluated the merits and risks of such investment and is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

(k) Such Member or its Representatives has conducted such Member’s own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Units and the merits and risks of investing in the Units and (ii) access to information about the Company and the Company’s financial condition, results of operations, business, properties, management, and prospects sufficient to enable it to evaluate its investment in the Units.

(l) Such Member understands and acknowledges that: (i) the Units are offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and that the Company and its counsel will rely upon, the accuracy and truthfulness of the foregoing representations and such party hereby consents to such reliance.

(m) The determination of such party to acquire Units has been made by such party independent of any other party and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company that may have been made or given by any other party or by any Affiliate or Representatives of any other party.

(n) Such party is a “United States person” within the meaning of Code Section 7701(a)(30).

13.13 Specific Performance. The Members and the Company agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that, in addition to any other remedy at Applicable Law or in equity, each Member and the Company shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by the Company or any other Member and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Member or the Company, in the Chosen Courts or any other court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. The Company or any Member seeking an injunction, a decree or order of specific performance or other equitable remedy shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which the Company or such Member is entitled at Applicable Law or in equity. Each of the Company and the Members agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the Company or the other Member has an adequate remedy at Applicable Law or (b) an award of specific performance is not an appropriate remedy for any reason at Applicable Law or in equity. Each of the Company and the Members hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

13.14 Representation; Conflict Waiver.

(a) This Agreement was prepared and/or negotiated by Lowenstein Sandler LLP in its capacity as legal counsel to the Company and APLD Holdings. In connection with its preparation and negotiation of this Agreement, each of the Members acknowledges that Lowenstein Sandler LLP has advised each Member that (i) the individual interests of such Member may be different than the interests of the Company and APLD Holdings and (ii) it would be in the best interest of each Member to retain such Member’s own counsel for the purpose of advising such Member how this Agreement affects each of their personal interests. Each of the Members hereby (A) agrees to waive any conflict of interest that may arise out of Lowenstein Sandler LLP’s simultaneous representation of the Company and APLD Holdings and their respective Affiliates and (B) acknowledges that such Member has been advised to consult with its own counsel regarding such waiver and has done so to the extent it considers necessary. Each of the Members hereby further acknowledges that such Member has, to the extent such Member considers necessary, retained and consulted with such Member’s own counsel for the purpose of advising such Member with respect to this Agreement and the transactions contemplated hereby.

(b) Each of the Members agrees that Lowenstein Sandler LLP may serve or continue to serve as counsel to each of the Company and APLD Holdings and any of their respective Affiliates, in connection with any matters related or unrelated to this Agreement and the transactions contemplated hereby (collectively, the “Transactions”), including any litigation, claim, or obligation arising out of or relating to this Agreement or the Transactions, notwithstanding any representation by Lowenstein Sandler LLP prior to the Effective Date of the Company or APLD Holdings. The Members and the Company hereby (i) waive any claim they have or may have that Lowenstein Sandler LLP has a conflict of interest or is otherwise prohibited from engaging in such representation, (ii) agree that, in the event that a dispute arises after the Effective Date between the Company, on the one hand, and APLD Holdings or any of its Affiliates, on the other hand, Lowenstein Sandler LLP may represent APLD Holdings or any of its Affiliates, in such dispute even though the interests of such Person(s) may be directly adverse to the Company and even though Lowenstein Sandler LLP may have represented the Company in a matter substantially related to such dispute, and (iii) agree that in the event that a dispute arises after the Effective Date among the Company or APLD Holdings and any of their respective Affiliates, on the one hand, and the Members or any of their Affiliates, on the other hand, Lowenstein Sandler LLP may represent the Company or APLD Holdings and any of their respective Affiliates, in such dispute.

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IN WITNESS WHEREOF, each of the undersigned has executed and adopted this Agreement as of the Effective Date.

APLD HOLDINGS:

APLD HOLDINGS 2 LLC

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

MIP HPC Holdings, LLC

By:	/s/ Anton Moldan
Name:	Anton Moldan
Title:	President

By:	/s/ Dan Siegman
Name:	Dan Siegman
Title:	Vice President

MACQUARIE INFRASTRUCTURE PARTNERS VI SCSp, solely for purposes of Section 7.14 by MIP VI Luxembourg GP S.a.r.l, as general partner

By:	/s/ Karl Kuchel
Name:	Karl Kuchel
Title:	Authorized Signatory

By:	/s/ Jenny Chan
Name:	Jenny Chan
Title:	Authorized Signatory

MACQUARIE INFRASTRUCTURE PARTNERS VI, L.P., solely for purposes of Section 7.14 By Macquarie Infrastructure Partners VI GP, LLC, as general partner

By:	/s/ Karl Kuchel
Name:	Karl Kuchel
Title:	Authorized Signatory

By:	/s/ Jenny Chan
Name:	Jenny Chan
Title:	Authorized Signatory

Applied Digital Corporation, solely for purposes of Section 6.11 and Section 7.11(f)

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer